Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 24, 2014

among

CARDTRONICS, INC.

The Guarantors Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

J.P. MORGAN EUROPE LIMITED,
as Alternative Currency Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent

and

wells fargo bank, n.a.,
as Documentation Agent

*****

JPMORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,
as Joint Bookrunners and Co-Lead Arrangers

TABLE OF CONTENTS

(1)

(2)

(3)

SCHEDULES:

Schedule 2.01--Commitments

Schedule 2.05--Existing Letters of Credit

Schedule 3.01--Organization

Schedule 3.03--No Violations

Schedule 3.05--No Undisclosed Liabilities

Schedule 3.07--Compliance with Law

Schedule 3.09--Intellectual Property

Schedule 3.11--Environmental Compliance

Schedule 6.01--Existing Indebtedness

Schedule 6.02--Existing Liens

Schedule 6.05--Existing Investments

Schedule 6.10--Restrictive Agreements

EXHIBITS:

Exhibit 1.1A -- Form of Addendum

Exhibit 1.1B -- Form of Assignment and Assumption

Exhibit 1.1C --Form of New Lender Agreement

Exhibit 2.03--Form of Borrowing Request

Exhibit 2.07--Form of Interest Election Request

Exhibit 2.16--Forms of U.S. Tax Compliance Certificate

Exhibit 5.01(c)--Form of Compliance Certificate

(4)

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of April 24, 2014 (the “Effective Date”), among Cardtronics, Inc., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, Bank of America, N.A., as Syndication Agent and Wells Fargo Bank, N.A., as Documentation Agent.

PRELIMINARY STATEMENT:

WHEREAS, the Borrower is party to that certain Credit Agreement dated July 15, 2010 (as amended, the “Existing Credit Agreement”) among the Borrower, the lenders party thereto, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent for such lenders, and J.P. Morgan Europe Limited, as alternative currency agent; and

WHEREAS, the Borrower, the Guarantors, the Administrative Agent, the Alternative Currency Agent and the Lenders mutually desire to amend and restate the Existing Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrower, the Guarantors, the Administrative Agent, the Alternative Currency Agent and the Lenders agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I
Definitions

Section 1.01  Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Addendum” means the applicable agreement attached hereto as part of Exhibit 1.1A.

“Adjusted LIBO Rate” means, with respect to any Eurodollar and Alternative Currency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for an interest period of one month plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means (a) Pounds Sterling, (b) Euros and (c) a currency, in the case of any Loan, that is readily available in the amount required and freely convertible into Dollars in the London interbank market on the Quotation Day for such Loan and the date such Loan is to be advanced and, in the case of any Letter of Credit, in which the Issuing Bank has agreed to issue Letters of Credit, in each case, as such currency has been approved by the Administrative Agent and (i) in the case of U.S. Loans, each U.S. Lender with a portion of its U.S. Commitment in Alternative Currencies or (ii) in the case of European Loans, each European Lender.

“Alternative Currency Agent” means J.P. Morgan Europe Limited in London, an Affiliate of the Administrative Agent, acting at the request of the Administrative Agent.

“Alternative Currency Borrowing” means a U.S. Borrowing comprised of one or more Alternative Currency Loans or a European Borrowing.

“Alternative Currency Loan” means a U.S. Loan requested in an Alternative Currency or a European Loan.

“Alternative Currency Sublimit” means $75,000,000.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Total Net Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Borrower is required to have delivered the financial statements pursuant to Section 5.01 hereof (as such Total Net Leverage Ratio is calculated on Exhibit C of the Compliance Certificate delivered under Section 5.01(c) by the Borrower in connection with such financial statement):

Level	Total Net Leverage Ratio	Eurodollar Margin	ABR Margin
I	X > 3.25	2.25%	1.25%
II	3.25 > X > 2.75	2.00%	1.00%
III	2.75 > X > 2.25	1.75%	0.75%
IV	2.25 > X > 1.75	1.50%	0.50%
V	1.75 > X > 1.25	1.25%	0.25%
VI	1.25 > X	1.00%	0.00%

Each change in the Applicable Margin shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financials statements and Compliance Certificate are required to be delivered for the four-quarter period ending June 30, 2014.  Notwithstanding the foregoing, for the period from the Effective Date through the date the financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01 for the fiscal quarter ended June 30, 2014, the Applicable Margin shall be determined at Level III.  In the event that any financial statement delivered pursuant to Section 5.01 is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.17.  This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.12(e) and their other respective rights under this Agreement.  If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to be delivered pursuant to Section 5.01, the Applicable Margin shall be determined at Level I and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower.  In the event that any such financial statement, if corrected, would have led to the application of a lower Applicable Margin for the Applicable Period than the Applicable Margin applied for such Applicable Period, the Administrative Agent shall, at the request of the Borrower, send out a single notice to the Lenders requesting refund to the Administrative Agent of any overpayment of interest relating thereto.  The Administrative Agent shall promptly remit any amounts received to the Borrower.

“Applicable Percentage” means, with respect to any Lender of any Class, the percentage of the total Commitments of such Class represented by such Lender’s Commitment of such Class; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments of any Class (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment of such Class.  If the Commitments of any Class have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure of such Class, giving effect to any Lender’s status as a Defaulting Lender at the time of determination.

“Arrangers” means, collectively, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

“Asset Sale” means the sale, transfer, lease or disposition by the Borrower or any Restricted Subsidiary of (a) any of the Equity Interest in any Restricted Subsidiary, (b) substantially all of the assets of any division, business unit or line of business of the Borrower or any Restricted

Subsidiary, or (c) any other assets (whether tangible or intangible) of the Borrower or any Restricted Subsidiary including, without limitation, any accounts receivable.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent (which acceptance may not be unreasonably withheld or delayed), in the form of Exhibit 1.1B or any other form approved by the Administrative Agent.

“ATM Equipment” means automated teller machines and related equipment.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of all of the Commitments as set forth herein.

“Bank Products” means each and any of the following bank services provided to any Obligor by a Lender or any of its Affiliates: (a) commercial credit cards, (b) commercial checking accounts, (c) stored value cards and (d) treasury management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, overdraft and interstate depository network services); provided that Bank Products shall specifically exclude services and fees in respect of vault cash or cash for use in ATM Equipment.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, including the Federal Deposit Insurance Corporation or any state or federal regulatory authority acting in such capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or any direct or indirect parent company thereof by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means has the meaning given in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans and Alternative Currency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower or the European Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit 2.03 or such other form reasonably acceptable to the Administrative Agent.

“Business Acquisition” means (a) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any Restricted Subsidiary or (b) an acquisition by the Borrower or any Restricted Subsidiary of the property and assets of any Person (other than a Subsidiary) that constitutes substantially all of the assets of such Person or any division or other business unit of such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan or an Alternative Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits or Alternative Currencies or the principal financial center of the country in which payment or purchase of such Alternative Currency can be made in the London interbank market is not open (and, if the Borrowings which are the subject of a borrowing, draw, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day).

“Call Spread Counterparties” means one or more financial institutions selected by the Borrower.

“Capital Expenditures” means expenditures in respect of fixed or capital assets, including the capital portion of the lease payments made in respect of Capital Lease Obligations in each case which are required to be capitalized on a balance sheet prepared in accordance with GAAP, but excluding expenditures for the repair or replacement of any fixed or capital assets which were destroyed, damaged, lost or stolen, in whole or in part, to the extent financed by the proceeds of an insurance policy; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Capital Expenditures attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means, for any period, for the Borrower and the Restricted Subsidiaries, all cash interest payments made during such period (including the portion of rents payable under Capital Lease Obligations allocable to interest); provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Cash Interest Expense attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holding Company” means a Domestic Subsidiary, owned directly by the Borrower or another Domestic Subsidiary, substantially all of the assets of which consist of Equity Interests in, or Indebtedness of, one or more CFCs held directly or indirectly by such Domestic Subsidiary.

“Change in Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Borrower representing more than 50% of the aggregate voting power in elections for directors of the Borrower on a fully diluted basis; or (b) a majority of the members of the board of directors of the Borrower shall cease to be either (i) Persons who were members of the board of directors on the Effective Date or (ii) Persons who became members of such board of directors after the Effective Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Loans, European Loans, U.S. Swingline Loans or European Swingline Loans or whether such Borrowing is a U.S. Borrowing or a European Borrowing; (b) when used in reference to any Commitment, refers to whether such Commitment is a U.S. Commitment or a European Commitment; and (c) when used in reference to any Lender, refers to whether such Lender has a U.S. Commitment or a European Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property described in the Security Documents serving as security for the Loans.

“Commitment” means any U.S. Commitment or European Commitment, as the context may require, and “Commitments” means any or all of the foregoing, as the context may require.

“Commitment Fee Rate” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Total Net Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Borrower is required to have delivered the financial statements pursuant to Section 5.01 hereof (as such Total Net Leverage Ratio is calculated on Exhibit C of the Compliance Certificate delivered under Section 5.01(c) by the Borrower in connection with such financial statement):

Level	Total Net Leverage Ratio	Commitment Fee Rate

I	X > 3.25	0.40%
II	3.25 > X > 2.75	0.35%
III	2.75 > X > 2.25	0.30%
IV	2.25 > X > 1.75	0.25%
V	1.75 > X > 1.25	0.20%
VI	1.25 > X	0.20%

Each change in the Commitment Fee Rate shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financials statements and Compliance Certificate are required to be delivered for the four-quarter period ending June 30, 2014.  Notwithstanding the foregoing, for the period from the Effective Date through the date the financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01 for the fiscal quarter ended June 30, 2014, the Commitment Fee Rate shall be determined at Level III.  In the event any financial statement delivered pursuant to Section 5.01 is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Commitment Fee Rate applied for such Applicable Commitment Fee Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Commitment Fee Period, (ii) determine the Commitment Fee Rate for such Applicable Commitment Fee Period based on the corrected financial statements, and (iii) immediately pay to the Administrative Agent the additional accrued commitment fees owing as a result of such increased Commitment Fee Rate for such Applicable Commitment Fee Period, which payment shall be promptly applied in accordance with Section 2.11.  This provision is in addition to the rights of the Administrative Agent and Lenders with respect to Section 2.12(e) and their other respective rights under this Agreement.  If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to be delivered pursuant to Section 5.01, the Commitment Fee Rate shall be determined at Level I and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower.  In the event that any such financial statement, if corrected, would have led to the application of a lower Commitment Fee Rate for the Applicable Commitment Fee Period than the Commitment Fee Rate applied for such Applicable Commitment Fee Period, the Administrative Agent shall, at the request of the Borrower, send out a single notice to the Lenders requesting refund to the Administrative Agent of any overpayment of commitment fees relating thereto.  The Administrative Agent shall promptly remit any amounts received to the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable during such period, (iii) depreciation, accretion and amortization expense and (iv) other extraordinary, non-cash and non-recurring expenses reducing such Consolidated Net Income, provided that any such non-recurring expenses shall not exceed $10,000,000 in any fiscal year, and minus (b) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount included in the calculation of Consolidated Adjusted EBITDA in respect of any such items or components thereof shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso.

“Consolidated Adjusted Pro Forma EBITDA” means, for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, Consolidated Adjusted EBITDA for such period, adjusted to include the Consolidated Adjusted EBITDA attributable to Business Acquisitions made in accordance with Section 6.11 during such period as if such Business Acquisition occurred on the first day of such period, including adjustments attributable to such Business Acquisitions so long as such adjustments (a) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions, (b) are expected to occur within ninety (90) days of the date such Business Acquisition is consummated, (c) are permitted or required under Regulation S-X of the SEC and (d) do not exceed $5,000,000 in the aggregate in any twelve month period.

“Consolidated Funded Indebtedness” means, as of the date of determination, for the Borrower and the Restricted Subsidiaries on a consolidated basis, all Indebtedness evidenced by a note, bond, debenture or similar items with regularly scheduled interest payments and a maturity date; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Indebtedness attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso, unless the Borrower or any Restricted Subsidiary that is a Wholly-Owned Subsidiary guaranties a greater percentage than the Owned Percentage, in which case the amount included in respect of such Indebtedness shall be the percentage so guarantied.

“Consolidated Interest Expense” means, for any Person, determined on a consolidated basis, the sum of all interest on Indebtedness paid or payable (including the portion of rents payable under Capital Lease Obligations allocable to interest) plus all original issue discounts and other interest expense associated with Indebtedness amortized or required to be amortized in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Senior Notes” means the Borrower’s 1.00% Convertible Senior Notes in the principal amount of $287,500,000 due 2020.

“Credit Party” means the Administrative Agent, the Alternative Currency Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) with respect to principal payments on the Loans, the rate otherwise applicable to such Loans plus 2%, and (b) with respect to all other amounts, the rate otherwise applicable to ABR Loans plus 2%.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that a condition precedent to funding specifically identified (and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent specifically identified and including the particular default, if any, to funding a Loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Credit Party or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower and each Credit Party.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Guarantor” means the Borrower and, subject to Section 9.08, each Material Domestic Subsidiary that is a Restricted Subsidiary, each other Domestic Subsidiary that is required to be a Guarantor pursuant to Section 5.09 and each other Domestic Subsidiary that has become a Guarantor by executing an Addendum and delivering to the Administrative Agent such other documents as may be required pursuant to Section 5.09.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia, other than such a Subsidiary that is (i) a CFC Holding Company, or (ii) owned directly or indirectly by a CFC.

“DTTP Filing” means a HM Revenue & Customs’ Form DTTP2, duly completed and filed by the European Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender either (i) in writing to the European Borrower and the Administrative Agent at the Second Amendment Effective Date, or (ii) if the Lender is not a party to this Agreement at the Second Amendment Effective Date, to the European Borrower and the Administrative Agent in the Assignment and Assumption of such Lender.

“Effective Date” has the meaning given in the preamble hereto.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Environmental Laws” means all Laws issued or promulgated by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials performed in violation of applicable Environmental Laws, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” means, on any day, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in an Alternative Currency, the equivalent in Dollars of such amount as determined by the Administrative Agent, based on the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m.,

London time, on such date on the Reuters World Currency Page for such Alternative Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Equivalent Amount with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, after consultation with the Borrower, in the event no such service is selected, such Equivalent Amount shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange on the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “Euros” mean the currency of the participating member states of the EMU.

“Eurodollar”, when used in reference to any Loan or Borrowing in Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Borrower” means Cardtronics Europe Limited, a company registered in England and Wales with registered number 08316358 and its registered office at c/o Cardtronics

UK Limited, First Floor, Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire AL10 9UL.

“European Borrowing” means a Borrowing by the European Borrower.

“European Commitment” means, with respect to each Lender, the commitment of such Lender to make European Loans and to acquire participations in European Letters of Credit and European Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s European Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or Section 10.04.  The initial amount of each Lender’s European Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its European Commitment, as applicable.  As of the Second Amendment Effective Date, the aggregate amount of the European Lenders’ European Commitments is $75,000,000.

“European Credit Exposure” means, with respect to any Lender at any time, the sum of the Equivalent Amount of the outstanding principal amount of such Lender’s European Loans and its European LC Exposure and European Swingline Exposure at such time.

“European LC Exposure” means, at any time, the Equivalent Amount of the sum of (a) the aggregate undrawn amount of all outstanding European Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of European Letters of Credit that have not yet been reimbursed by or on behalf of the European Borrower or converted into a European Loan pursuant to Section 2.05(e) at such time.  The European LC Exposure of any Lender at any time shall be its Applicable Percentage of the total European LC Exposure at such time.

“European Lender” means a Lender with a European Commitment or, if the European Commitments have terminated or expired, a Lender with European Credit Exposure.

“European Letter of Credit” means any Letter of Credit issued pursuant to Section 2.05(a)(ii).

“European Loan” means a Loan made pursuant to Section 2.01(c).

“European Swingline Loan” means any Swingline Loan made to the European Borrower.

“European Swingline Exposure” means, at any time, the Equivalent Amount of the aggregate principal amount of all European Swingline Loans outstanding at such time.  The European Swingline Exposure of any Lender at any times shall be its Applicable Percentage of the total European Swingline Exposure at such time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the

Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arising under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or resident under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g), (h) or (i), as applicable, (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any U.K. Excluded Withholding Taxes.

“Existing Credit Agreement” has the meaning given in the preamble hereto.

“Existing Indebtedness” means Indebtedness existing on the Second Amendment Effective Date and set forth in Schedule 6.01.

“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 2.05.

“Existing Senior Notes” means the Borrower’s 8.25% Senior Subordinated Notes due 2018.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated March 20, 2014, by and among the Borrower, the Administrative Agent and the other parties thereto pertaining to certain fees payable in connection with this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are owned directly by the Borrower or a Domestic Subsidiary.

“Fixed Charge Coverage Ratio”  means, as of the end of each fiscal quarter, the ratio of (a) the sum of (i) Consolidated Adjusted Pro Forma EBITDA for the four quarter period then ended, minus (ii) Capital Expenditures of the Borrower and the Restricted Subsidiaries for such period, minus (iii) cash Taxes paid by the Borrower and the Restricted Subsidiaries during such period, to (b) Cash Interest Expense.

“Foreign Guarantor” means, subject to Section 9.08, each Material Foreign Subsidiary that is a Restricted Subsidiary, each other Foreign Subsidiary or CFC Holding Company that is required to be a Guarantor pursuant to Section 5.09 and each other Foreign Subsidiary or CFC Holding Company that has become a Guarantor by executing an Addendum and delivering to the Administrative Agent such other documents as may be required pursuant to Section 5.09.

“Foreign Lender” means (a) with respect to the Borrower, a Lender that is not a U.S. Person, and (b) with respect to the European Borrower, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the European Borrower is resident for tax purposes.

“Foreign Obligors” means the European Borrower and each Foreign Guarantor.

“Foreign Subsidiary” means (a) any Subsidiary that is not a U.S. Person and (b) any Subsidiary that is wholly owned by any such Subsidiary described in clause (a).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by the Issuing Lender other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms of Section 2.05(j), and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means (a) any authorization, consent, approval, license, waiver, or exemption, by or with or (b) any required filing or registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.

“Guarantors” means the Domestic Guarantors and the Foreign Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature to the extent any of the foregoing are present in quantities or concentrations prohibited under the Environmental Laws but does not include normal quantities of any material present or used in the ordinary course of business, including, without limitation, materials such as substances and materials used in the operation or maintenance of ATM Equipment, office or cleaning supplies, typical building and maintenance materials and employee and invitee vehicles and vehicle fuels.

“HMRC DT Treaty Passport scheme” means the HM Revenue and Customs Double Taxation Treaty Passport Scheme.

“Immaterial Subsidiary” means any Subsidiary that neither a Material Domestic Subsidiary nor a Material Foreign Subsidiary.

“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Indebtedness attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso, unless the Borrower or any Restricted Subsidiary that is a Wholly-Owned Subsidiary guaranties a greater percentage than the Owned Percentage, in which case the amount included in respect of such Indebtedness shall be the percentage so guarantied.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Election Request” means a request by the Borrower or the European Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07 and substantially in the form attached hereto as Exhibit 2.07 or such other form reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan or Alternative Currency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or Alternative Currency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid pursuant to Section 2.04.

“Interest Period” means with respect to any Eurodollar Borrowing and any Alternative Currency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each relevant Lender, twelve months) thereafter, as the Borrower or the European Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant rate applicable to Alternative Currency Loans) determined by the Alternative Currency Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable rate (for the longest period for which the applicable rate is available for the applicable currency) that is shorter than the relevant Interest Period and (b) the applicable rate applicable to Alternative Currency Loans for the shortest period (for which such rate is available for the applicable currency) that exceeds the relevant Interest Period, in each case, on the Quotation Day for such Interest Period and at 11:00 a.m. London time.  When determining the rate for a period which is less than the shortest period for which the relevant rate applicable to Alternative Currency Loans is available, the applicable rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Alternative Currency Agent from such service as the Alternative Currency Agent may select.

“Investment” means any investment in any Person, whether by means of a purchase of Equity Interests or debt securities, capital contribution, loan, time deposit or other similar investments (but not including any demand deposit).

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and JPMorgan Chase Bank, N.A., in its capacity as issuer of the Existing Letters of Credit.  The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations and Orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the U.S. LC Exposure and the European LC Exposure at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Swap Agreement” means any Swap Agreement between the Borrower or any Restricted Subsidiary and any Lender or any Affiliate of any Lender which is in existence on the

Effective Date or which is entered into while such Person is a Lender or an Affiliate of a Lender even if such Person ceases to be a Lender or an Affiliate of a Lender after entering into such Swap Agreement.

“Lenders” means the Persons listed on Schedule 2.01 as Lenders and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing or Alternative Currency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR 01 Page and, in the case of any Alternative Currency, the appropriate page of such service which displays the London interbank offered rates as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in such Alternative Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period; provided that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing or Alternative Currency Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or security interest in, on or of such asset to secure or provide for the payment of any obligation of any Person, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any Notes, any applications for Letters of Credit and reimbursement agreements relating thereto, the Security Documents and the Fee Letter.

“Loans” means the loans made by the Lenders pursuant to this Agreement.

“Majority Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.  The Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining the Majority Lenders at any time.

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Obligors, taken as a whole, to pay the Obligations under the Loan Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Domestic Subsidiary” means a Wholly-Owned Subsidiary of the Borrower that (i) is a Domestic Subsidiary and (ii) either generates 5% or more of the consolidated gross revenues of the Borrower and its Subsidiaries on a consolidated basis or holds assets that constitute 5% or more of all assets of the Borrower and its Subsidiaries on a consolidated basis.

“Material Foreign Subsidiary” means a Wholly-Owned Subsidiary of the Borrower that (i) is a Foreign Subsidiary or a CFC Holding Company and (ii) either generates 5% or more of the consolidated gross revenues of the Borrower and its Subsidiaries on a consolidated basis or holds assets that constitute 5% or more of all assets of the Borrower and its Subsidiaries on a consolidated basis.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned such term in Section 2.19.

“New Lender Agreement” means a New Lender Agreement entered into by a New Lender in accordance with Section 2.19 and accepted by the Administrative Agent in the form of Exhibit 1.1C, or any other form approved by Administrative Agent.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note executed and delivered pursuant to Section 2.09(d).

“Obligations” means, without duplication, (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower, the European Borrower or any of the Guarantors to the Lenders, the Swingline Lender, the Issuing Lender, the Alternative Currency Agent or the Administrative Agent under this

Agreement and the Loan Documents, including, such obligations with respect to Letters of Credit, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations, (b) all obligations in respect of any Lender Swap Agreement and (c) all obligations in respect of Bank Products; provided that the Obligations shall specifically exclude the Excluded Swap Obligations.

“Obligors” means, collectively, the Borrower, the European Borrower and the Guarantors.

“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator, to the extent the Borrower has submitted a claim to, or is bound by the decision of, binding arbitration.

“Other Connection Taxes”  means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”  means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight LIBO Rate” means the rate of interest per annum (rounded upwards, if necessary, to the next 1/16th of 1%) at which overnight deposits in the applicable Alternative Currency (as the case may be) in an amount approximately equal to the amount with respect to which such rate is being determined would be offered for such day by a branch or affiliate of the Alternative Currency Agent in the London interbank market for such currency to major banks in the London interbank market.

“Owned Percentage” means, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the percentage of Equity Interests therein owned directly or indirectly by the Borrower or any Restricted Subsidiary.

“Participant” has the meaning set forth in Section 10.04.

“Participant Register” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Bond Hedge Transaction(s)” means the bond hedge or capped call options purchased by the Borrower from the Call Spread Counterparties to hedge the Borrower’s payment and/or delivery obligations due upon conversion of the Convertible Senior Notes.

“Permitted Encumbrances” means:

(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law or by contract provided such contract does not grant Liens in any property other than such property covered by Liens imposed by operation of law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)Liens arising in the ordinary course of business associated with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)Liens of financial institutions on accounts or deposits maintained therein to the extent arising by operation of law or within the documentation establishing said account to the extent same secure charges, fees and expenses owing or potentially owing to said institution;

(f)judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01; and

(g)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary.

“Permitted Indebtedness” means Indebtedness that the Obligors and their respective Restrictive Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.01.

“Permitted Investments” means:

(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and issued by any Lender, any Affiliate of a Lender or any commercial banking institution or corporation rated at least P-1 by Moody’s or A-1 by S&P;

(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)fully collateralized repurchase agreements for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s or which hold investments substantially of the type described in clauses (a) through (d) above, and (iii) have portfolio assets of at least $2,000,000,000; and

(f)any Permitted Bond Hedge Transaction(s).

“Permitted Liens” means Liens that the Obligors and their respective Restricted Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.02.

“Permitted Warrant Transaction(s)” means one or more net share or cash settled warrants sold by the Borrower to the Call Spread Counterparties, concurrently with the purchase by the Borrower of the Permitted Bond Hedge Transactions, to offset the cost to the Borrower of the Permitted Bond Hedge Transactions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” means the lawful money of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office in New York City, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified ECP Guarantor” has the meaning set forth in Section 9.10.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)(if the Alternative Currency is Pounds Sterling) the first day of that period;

(b)(if the Alternative Currency is Euro) two (2) TARGET Days before the first day of that period; or

(c)(for any other Alternative Currency) two (2) Business Days before the first day of that period,

unless market practice differs in the London interbank market for an Alternative Currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Ratification Agreement” means that certain document executed by the Obligors as of the date hereof that ratifies the Security Agreement.

“Recipient” means (a) the Administrative Agent, (b) the Alternative Currency Agent, (c) any Lender and (d) the Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests so long as such warrants, options or other rights do not have mandatory repayment or redemption rights.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Equivalent Amount of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (at the Second Amendment Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of The Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” means May 26, 2015.

“Security Agreement” shall mean the Security and Pledge Agreement executed in connection with the Existing Credit Agreement, dated July 15, 2010, among the Obligors and the Administrative Agent, as amended, modified, supplemented or restated from time to time.

“Security Documents” means the Security Agreement, the Ratification Agreements, each Addendum, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.

“Senior Note Indenture” means the Indentures relating to the Existing Senior Notes, including all supplements, amendments or modifications thereto permitted hereunder.

“Senior Secured Net Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date minus (ii) unsecured Indebtedness minus (iii) Unencumbered Balance Sheet Cash as of such date to (b) Consolidated Adjusted Pro Forma EBITDA for the four quarter period then ended.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (whether directly or indirectly).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Swingline Exposure” means, at any time, the Equivalent Amount of the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means, (a) with respect to Swingline Loans made in Dollars, JPMorgan Chase Bank, N.A., in its capacity as lender of such Swingline Loans hereunder and (b) with respect to Swingline Loans made in Alternative Currencies, JPMorgan Europe Limited, in its capacity as lender of such Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Rate” means (i) for Swingline Loans in Dollars, a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Margin and (ii) for Swingline Loans in Alternative Currencies, the Overnight LIBO Rate plus the Applicable Margin.

“TARGET Day” means any day on which the Trans-European Automatic Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.

“Tax Credit” means a credit against, relief or remission for, or refund or repayment of any Tax.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the fifth (5th) anniversary of the Effective Date.

“Total Net Leverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus Unencumbered Balance Sheet Cash as of such date to (b) Consolidated Adjusted Pro Forma EBITDA for the most recently completed four quarter period.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.K.” and “United Kingdom” each means the United Kingdom of Great Britain and Northern Ireland.

“U.K. Excluded Withholding Taxes” shall mean any deduction or withholding for or on account of any U.K. Tax from a payment under any Loan where:

(a)the payment could have been made to the relevant Lender without any deduction or withholding if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(b)the relevant Lender is a U.K. Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the U.K. Tax deduction had that Lender complied with its obligations under Section 2.16(g) or (h) (as applicable).

“U.K. Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)a Lender:

(i)which is a bank (as defined for the purpose of section 879 of the UK Income Tax Act 2007) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK Corporation Tax Act 2009; or

(ii)in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the U.K. Income Tax Act 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)a U.K. Treaty Lender.

“U.K. Tax”  means any Tax imposed under the laws of the U.K. or by any political subdivision, instrumentality or governmental agency in the U.K. having taxing authority.

“U.K. Treaty Lender” means a Lender which:

(a)is treated as a resident of a U.K. Treaty State for the purposes of the relevant U.K. Treaty;

(b)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)meets all other conditions in the relevant U.K. Treaty for full exemption from Tax imposed by the U.K. on interest, except that for this purpose it shall be assumed that the following are satisfied:

(i)any condition which relates (expressly or by implication) to there not being a special relationship between the European Borrower and a Lender or between both of them and another person, or to the amounts or terms of any Loan; and

(ii)any necessary procedural formalities.

“U.K. Treaty State” means a jurisdiction having a double taxation agreement (a “U.K. Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Unencumbered Balance Sheet Cash” means, as of the last day of the most recently ended fiscal quarter, the balance of unencumbered balance sheet cash (excluding any vault cash or cash for use in ATM Equipment) of the Borrower and each other Domestic Guarantor in excess of $15,000,000 for the quarter of determination.

“Unrestricted Subsidiary” means (i) any Subsidiary that at the time of determination shall have been designated as an Unrestricted Subsidiary by the Borrower in the manner provided below (and shall not have been subsequently designated or deemed to have been designated as a Restricted Subsidiary) and (ii) any Subsidiary of an Unrestricted Subsidiary.  Subject to Section 5.09(b), the Borrower may from time to time designate any Subsidiary (other than the European

Borrower and a Subsidiary that, immediately after such designation, shall hold any Indebtedness or Equity Interest in the Borrower or any Restricted Subsidiary) as an Unrestricted Subsidiary, and may designate any Unrestricted Subsidiary as a Restricted Subsidiary, so long as, immediately after giving effect to such designation, no Default shall have occurred and be continuing.  Any designation by the Borrower pursuant to this definition shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition.

“U.S. Borrowing” means any Borrowing by the Borrower.

“U.S. Commitment” means, with respect to each Lender, the commitment of such Lender to make U.S. Loans and to acquire participations in U.S. Letters of Credit and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s U.S. Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or Section 10.04.  The initial amount of each Lender’s U.S. Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Commitment, as applicable.  As of the Second Amendment Effective Date, the aggregate amount of the U.S. Lenders’ U.S. Commitments is $300,000,000.

“U.S. Credit Exposure” means, with respect to any Lender at any time, the sum of the Equivalent Amount of the outstanding principal amount of such Lender’s U.S. Loans and its U.S. LC Exposure and U.S. Swingline Exposure at such time.

“U.S. LC Exposure” means, at any time, the Equivalent Amount of the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of U.S. Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower or converted into a U.S. Loan pursuant to Section 2.05(e) at such time.  The U.S. LC Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. Lender” means a Lender with a U.S. Commitment or, if the U.S. Commitments have terminated or expired, a Lender with U.S. Credit Exposure.

“U.S. Letter of Credit” means a Letter of Credit issued pursuant to Section 2.05(a)(i) and each Existing Letter of Credit.

“U.S. Loan” means a Loan made pursuant to Section 2.01(a) or (b).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Swingline Loan” means any Swingline Loan made to the Borrower.

“U.S. Swingline Exposure” means, at any time, the Equivalent Amount of the aggregate principal amount of all U.S. Swingline Loans outstanding at such time.  The U.S. Swingline

Exposure of any Lender at any times shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(g)(ii)(B)(iii).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than directors’ qualifying shares mandated by applicable law), on a fully diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Obligor and the Administrative Agent.

Section 1.02  Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03  Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04  Accounting Terms; GAAP

.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  References to quarters and months with respect to compliance with financial covenants and financial reporting obligations of the Borrower shall be fiscal quarters and fiscal months, except where otherwise indicated.

ARTICLE II
The Credits

Section 2.01  Commitments

.

(a)Subject to the terms and conditions set forth herein, each U.S. Lender agrees to make U.S. Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s U.S. Credit Exposure exceeding such Lender’s U.S. Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow U.S. Loans.

(b)Notwithstanding paragraph (a) above, U.S. Loans may, at the option of the Borrower, be requested in one or more of the Alternative Currencies in an amount that will not result in (i) the U.S. Credit Exposure denominated in Alternative Currencies exceeding the Alternative Currency Sublimit or (ii) such Lender’s U.S. Credit Exposure denominated in Alternative Currencies exceeding such Lender’s U.S. Commitment in Alternative Currencies, in each case, calculated as of the date the Loans are requested.    If so requested, only those Lenders designated on Schedule 2.01 as having U.S. Commitments in an Alternative Currency shall participate in making such Loans, notwithstanding that this results in such Lenders having amounts owing by the Borrower on a non pro rata basis.  Following the advance of a U.S. Loan in an Alternative Currency, the provisions of Section 2.02(e) shall apply to subsequent U.S. Loans.

(c)Subject to the terms and conditions set forth herein, each European Lender agrees to make European Loans in one or more Alternative Currencies to the European Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s European Credit Exposure exceeding such Lender’s European Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the European Borrower may borrow, prepay and reborrow European Loans.

Section 2.02  Loans and Borrowings

.

(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.13, each Borrowing requested in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Borrowing requested in an Alternative Currency shall be comprised entirely of Alternative Currency Loans.  Each Lender may make any Eurodollar Loan or Alternative Currency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower or the European Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  At the commencement of each Interest Period for any Alternative Currency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Equivalent Amount of $100,000 in an Alternative Currency and not less than the Equivalent Amount of $1,000,000 in an Alternative Currency; provided that an Alternative Currency Borrowing may be in an aggregate amount that is equal to (i) that which is required to repay a Swingline Loan in such Alternative Currency or (ii) that which is required to finance the reimbursement of an LC Disbursement in such Alternative Currency as contemplated by Section 2.05(e).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the total U.S. Commitments, (ii) that which is required to repay a Swingline Loan in Dollars, or (iii) that which is required to finance the reimbursement of an LC Disbursement in Dollars as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings and more than eight (8) Alternative Currency Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, neither the Borrower nor the European Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

(e)If a U.S. Loan is made in an Alternative Currency, subsequent U.S. Loans requested in, or converted into, Dollars shall be advanced first by U.S. Lenders that do not have U.S. Commitments in an Alternative Currency until such time as the amount owing to each of the U.S. Lenders under the U.S. Loans is equal to its Applicable Percentage of the aggregate U.S. Commitments.

Section 2.03  Requests for Borrowings

.  To request a U.S. Loan, the Borrower shall provide notice (a) in the case of a Eurodollar Borrowing, by telephone to the Administrative Agent not later than 12:00 p.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, by telephone to the Administrative Agent not later than 12:00 p.m., Houston, Texas time, on the date of the proposed Borrowing or (c) in the case of any Alternative Currency Borrowing, in writing (including email) to the Alternative Currency Agent not later than 12:00 p.m., London time, three (3) Business Days before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower.  To request a European Loan, the European Borrower shall provide notice in writing (including email) to the Alternative Currency Agent not later than 12:00 p.m., London time, three (3) Business Days before the date of the proposed Borrowing.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case the Borrower or the European Borrower, as the case may be, shall designate an Alternative Currency;

(iv)in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s or the European Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified for Dollar denominated Loans, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing or Alternative Currency Borrowing, then the Borrower or the European Borrower, as applicable, shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04  Swingline Loans

.

(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make (i) Swingline Loans in Dollars or any Alternative Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) the U.S. Swingline Exposure exceeding $25,000,000, (B) the total U.S. Credit Exposures exceeding the total U.S. Commitments or (C) the total U.S. Credit Exposures denominated in Alternative Currencies exceeding the Alternative Currency Sublimit, in each case, calculated as of the date the Loans are requested and (ii) Swingline Loans in any Alternative Currency to the European Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) the European Swingline Exposure exceeding $15,000,000 or (B) the total European Credit Exposures exceeding the total European Commitments, in each case, calculated as of the date the Loans are requested; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, each of the Borrower and the European Borrower may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be in an amount that is not less than $100,000 or the Equivalent Amount in an Alternative Currency.

(b)To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than (i) 3:00 p.m., Houston, Texas time, on the day of a proposed Swingline Loan in Dollars or (ii) 11:00 a.m., London time, on the day of a proposed Swingline Loan in an Alternative Currency.  To request a Swingline Loan, the European Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 11:00 a.m., London time, on the day of a proposed Swingline Loan.

Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the requested Alternative Currency, if such Swingline Loan is to be made in an Alternative Currency.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower or the European Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower or the European Borrower, as applicable, to such account or accounts of the Borrower or the European Borrower designated by it in its Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Lender) by (i) 3:30 p.m., Houston, Texas time, on the requested date of any Swingline Loan in Dollars or (ii) 2:00 p.m., London time, on the requested date of any Swingline Loan in an Alternative Currency.

(c)The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Houston, Texas time, on any Business Day require (i) the U.S. Lenders to acquire participations on such Business Day in all or a portion of the U.S. Swingline Loans outstanding and (ii) the European Lenders to acquire participations in all or a portion of the European Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Such payments by the Lenders shall be made in the same currency as such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower or the European Borrower, as applicable, of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower or the European Borrower (or other party on behalf of the Borrower or the European Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid by the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower or the European Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower or the European Borrower of any default in the payment thereof.

Section 2.05  Letters of Credit

.

(a)General.  Subject to the terms and conditions set forth herein, (i) the Borrower may request the issuance of Letters of Credit in Dollars or any Alternative Currency for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender at any time and from time to time during the Availability Period and (ii) the European Borrower may request the issuance of Letters of Credit in any Alternative Currency for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or the European Borrower to, or entered into by the Borrower or the European Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower or the European Borrower, as the case may be, shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Administrative Agent and the Issuing Lender at least three Business Days (or such shorter period acceptable to the Issuing Lender) in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the requested Alternative Currency, if such Letter of Credit is to be issued in an Alternative Currency, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower or the European Borrower, as applicable, also shall submit a letter of credit application on the standard form of the Issuing Lender in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower, in the case of a U.S. Letter of Credit, or the European Borrower, in the case of a European Letter of Credit, shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) in the case of a U.S. Letter of Credit, (A) the U.S. LC Exposure shall not exceed $30,000,000, (B) the total U.S. Credit Exposures shall not exceed the total U.S. Commitments and (C) the total U.S. Credit Exposure denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, in each case, calculated as of the date such Letter of Credit is requested and (ii) in the case of a European Letter of Credit, (A) the European LC Exposure shall not exceed $15,000,000 and (B) the total European Credit Exposures shall not exceed the total European Commitments, calculated as of the date such Letter of Credit is requested.

(c)Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date; provided,  however, that any

Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender, or the Lenders, the Issuing Lender hereby grants (i) in the case of a U.S. Letter of Credit, to each U.S. Lender, and each U.S. Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a European Letter of Credit, to each European Lender, and each European Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower or the European Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower or the European Borrower for any reason.  Such payments shall be made in the same currency in which such Letter of Credit was issued.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a U.S. Letter of Credit for the Borrower’s own account or the account of any of its Subsidiaries, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to, and in the same currency as, such LC Disbursement not later than (i) in the case of an LC Disbursement in Dollars, 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice or (ii) in the case of an LC Disbursement in an Alternative Currency, not later than 1:00 p.m., London time, on the Business Day immediately following the day that the Borrower received such notice; provided that, (A) in the case of an LC Disbursement in Dollars, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or 2.04, that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in the amount of such payment and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan and (B) in the case of an LC Disbursement in an Alternative Currency, if such LC Disbursement is not less than the Equivalent Amount of $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or 2.04, that such payment be financed with an Alternative Currency Borrowing or Swingline Loan in the amount of such payment and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting

Alternative Currency Borrowing or Swingline Loan.  If the Issuing Lender shall make any LC Disbursement in respect of a European Letter of Credit for the European Borrower’s own account or the account of any of its Subsidiaries, the European Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to, and in the same currency as, such LC Disbursement not later than 1:00 p.m., London time, on the Business Day immediately following the day that the European Borrower received such notice; provided that, if such LC Disbursement is not less than the Equivalent Amount of $100,000, the European Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or 2.04, that such payment be financed with an Alternative Currency Borrowing or Swingline Loan in the amount of such payment and, to the extent so financed, the European Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Alternative Currency Borrowing or Swingline Loan.  If the Borrower or the European Borrower fails to make such payment when due, the Administrative Agent shall notify each U.S. Lender or European Lender, respectively, of the applicable LC Disbursement, the payment then due from the Borrower or the European Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower or the European Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from such Lenders.  Such payments by the Lenders shall be made in the currency of the applicable LC Disbursement.  Promptly following receipt by the Administrative Agent of any payment from the Borrower or the European Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of an ABR Revolving Loan, an Alternative Currency Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower or the European Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute.  Each of the Borrower’s and the European Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or the European Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders, the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower or the European Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each of the Borrower and the European Borrower to the extent permitted by applicable Law) suffered by the Borrower or the European Borrower or any of their respective Subsidiaries that are caused by (a) the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or (b) the Issuing Lender’s gross negligence, willful misconduct or bad faith.  The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof (except with respect to gross negligence, willful misconduct and bad faith in which case the immediately prior sentence will apply), the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly notify the Administrative Agent and the Borrower or the European Borrower, as applicable, by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower or the European Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower or the European Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower or the European Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans in the case of an LC Disbursement in Dollars and at the rate per annum then applicable to Alternative Currency Loans in the case of an LC Disbursement in an Alternative Currency; provided that, if the Borrower or the European Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.12(e) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing

Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay, or shall cause to be paid, all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, the Majority Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), (i) the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the U.S. Lenders, an amount in cash equal to, and in the same currencies as, the aggregate undrawn amount of all U.S. Letters of Credit as of such date and the aggregate amount of all LC Disbursements in respect of U.S. Letters of Credit that have not been reimbursed by or on behalf of the Borrower or converted into a U.S. Loan pursuant to Section 2.05(e) as of such date and, in each case, any accrued and unpaid interest thereon, and (ii) the European Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the European Lenders, an amount in cash equal to, and in the same currencies as, the aggregate undrawn amount of all European Letters of Credit as of such date and the aggregate amount of all LC Disbursements in respect of European Letters of Credit that have not been reimbursed by or on behalf of the European Borrower or converted into a European Loan pursuant to Section 2.05(e) as of such date and, in each case, any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or the European Borrower described in clause (h) or (i) of Section 7.01.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower and the European Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and discretion of the Administrative Agent (but, if so made, shall be limited to overnight bank loans or investments generally comparable to those described in clauses (a) through (e) of Permitted Investments) and at the Borrower’s and the European Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower and the European Borrower for the LC Exposure at such time or, subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the Borrower and the European Borrower under this Agreement.  If the Borrower or the European Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower or the European Borrower, as applicable, within three Business Days after all Events of Default have been cured or waived.

(k)Existing Letters of Credit.  The Existing Letters of Credit shall be Letters of Credit hereunder for all purposes.

Section 2.06  Funding of Borrowings

.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans in Dollars, by 2:00 p.m., Houston, Texas  time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the U.S. Lenders and (ii) in the case of Loans in Alternative Currencies, by 2:00 p.m., London time, to the account of the Alternative Currency Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower or the European Borrower, as applicable, by promptly crediting the amounts so received, in like funds, to such account or accounts of the Borrower or the European Borrower designated by it in the applicable Borrowing Request; provided that ABR Revolving Loans, Alternative Currency Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower or the European Borrower, as applicable, a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower, in the case of U.S. Loans, or the European Borrower, in the case of European Loans, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon plus any customary charges paid by the Alternative Currency Agent to its correspondent bank, for each day from and including the date such amount is made available to the Borrower or the European Borrower, as the case may be, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower or the European Borrower, the interest rate applicable to such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07  Interest Elections

.

(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower or the European Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower or the European Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower or the European Borrower shall notify the Administrative Agent or the Alternative Currency Agent, as applicable, of such election by telephone in the case of the Administrative Agent and in writing in the case of the Alternative Currency Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower or the European Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Alternative Currency Agent, as applicable, of a written Interest Election Request signed by the Borrower or the European Borrower.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case the Borrower or the European Borrower shall designate an Alternative Currency; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing or an Alternative Currency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or an Alternative Currency Borrowing but does not specify an Interest Period, then the Borrower or the European Borrower, as applicable, shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  If the Borrower or the European Borrower fails to deliver an Interest Election Request with respect to an Alternative Currency Borrowing at least three Business Days prior to the end of the Interest Period applicable thereto, then the Loans comprising such Borrowing shall be payable at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or an Alternative Currency Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08  Termination and Reduction of Commitments

.

(a)Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b)The Borrower may at any time terminate or from time to time reduce the Commitments of any Class; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce any Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (A) the U.S. Credit Exposures would exceed the total U.S. Commitments, (B) the U.S. Credit Exposures denominated in Alternative Currencies would exceed the Alternative Currency Sublimit or (C) the European Credit Exposures would exceed the total European Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09  Repayment of Loans; Evidence of Debt

.  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each U.S. Lender the then unpaid principal amount of each U.S. Loan on the Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each U.S. Swingline Loan on the Termination Date; provided that on each date that a U.S. Borrowing is made, the Borrower shall repay all U.S. Swingline Loans then outstanding.  The European Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each European Lender the then unpaid principal amount of each European Loan on the Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each European Swingline Loan on the Termination

Date; provided that on each date that a European Borrowing is made, the European Borrower shall repay all European Swingline Loans then outstanding.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and of the European Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or the European Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower or the European Borrower to repay the Loans in accordance with the terms of this Agreement, and provided further, that to the extent there is any inconsistency between the accounts maintained pursuant to paragraph (a) or (b) of this Section and the entries in the Register maintained by the Administrative Agent pursuant to Section 10.04(b)(iv), the entries in the Register shall control.

(d)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower or the European Borrower, as applicable, shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.10  Prepayment of Loans

.

(a)Each of the Borrower and the European Borrower shall have the right at any time and from time to time to prepay any Borrowing selected by it in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b)In the event Borrowings are funded in excess of the applicable amounts permitted under Section 2.01(a) or (b), the Borrower shall, within 3 Business Days, do one or both of the following: (i) prepay U.S. Borrowings or (ii) cash collateralize U.S. LC Exposure in accordance with Section 2.05(j), in each case, in an amount equal to such excess.  In the event Borrowings are funded in excess of the applicable amounts permitted under Section 2.01(c), the European Borrower shall, within 3 Business Days, do one or both of the following: (i) prepay European Borrowings or (ii) cash collateralize European LC Exposure in accordance with Section 2.05(j), in each case, in an amount equal to such excess.

(c)Each prepayment pursuant to Section 2.10 shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid.

(d)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Houston, Texas time, on the date of prepayment or (iv) in the case of prepayment of an Alternative Currency Loan, not later than 11:00 a.m. London time, three (3) Business Days before the date of prepayment and shall provide written notice thereof to the Alternative Currency Agent at the same time.  The European Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Houston, Texas time, on the date of prepayment or (ii) in the case of prepayment of an Alternative Currency Loan, not later than 11:00 a.m. London time, three (3) Business Days before the date of prepayment and shall provide written notice thereof to the Alternative Currency Agent at the same time.  Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing (other than a Swingline Loan), the Administrative Agent shall advise the appropriate Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any amounts required to be paid under Section 2.15.

Section 2.11  Fees

.

(a)The Borrower shall pay, or shall cause to be paid, to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year during the Availability Period and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of calculating the unused Commitment of each Lender, Swingline Loans made by or deemed made or attributable to such Lender shall not count as usage.

(b)The Borrower shall pay, or shall cause to be paid, (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which fee shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which it ceases to have any LC Exposure and (ii) to the

Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, but in no event less than $500, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year during the Availability Period shall be payable on the third Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon, between the Borrower and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.12  Interest

.

(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Each Swingline Loan shall bear interest at a rate per annum equal to the Swingline Rate.

(d)The Loans comprising each Alternative Currency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans.

(e)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or the European Borrower hereunder is not paid when due, such overdue amount shall bear interest at the Default Rate.

(f)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest computed with respect to an Alternative Currency Loan comprised of Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13  Alternate Rate of Interest

.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing or an Alternative Currency Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or an Alternative Currency Borrowing, as applicable, shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, and if any Borrowing Request requests an Alternative Currency Borrowing, such Borrowing shall be made as a Borrowing bearing interest at the Interpolated Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.14  Increased Costs

.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay, or will cause to be paid, to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay, or will cause to be paid, to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay, or shall cause to be paid, to such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate, or cause to be compensated, a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof); provided further that no Lender shall seek compensation from the Borrower unless such Lender is actively seeking compensation from other similarly situated borrowers as well.

Section 2.15  Break Funding Payments

.  In the event of (a) the payment by an Obligor of any principal of any Eurodollar Loan or Alternative Currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or Alternative Currency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, or continue any Eurodollar Loan or Alternative Currency Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan or Alternative Currency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but excluding any anticipated lost profits).  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay, or shall cause to be paid, to such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.16  Taxes

.

(a)Defined Terms.  For purposes of this Section 2.16, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Obligors.  The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Obligors.  Subject to the proviso below, the Obligors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority;  provided that no Foreign Obligor shall have any liability under this Section 2.16(d) with respect to Indemnified Taxes or Other Taxes attributable to any Obligations of the Borrower or any other Domestic Guarantor. Notwithstanding the preceding sentence, the Obligors shall not be required to indemnify a Recipient pursuant to this Section 2.16(d) for any Indemnified Taxes unless such Recipient (or the Administrative Agent on such Recipient’s behalf) notifies the Borrower of the indemnification claim for such Indemnified Taxes no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes to the relevant Governmental Authority (except that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  For the avoidance of doubt, no Obligor shall be required to indemnify any Person under this Section 2.16(d) in respect of any Indemnified Taxes for which the applicable Recipient has already been compensated by way of an increased payment under Section 2.16(b).

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.16, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall notify the Borrower, the European Borrower and the Administrative Agent of such exemption or reduction and shall deliver to the Borrower, the European Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower, the European Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower, the European Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower, the European Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, the European Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation required to be provided by a Lender in accordance with Section 2.16(h) or such other documentation set forth in Section 2.16(g)(ii)(A),  (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS

Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed originals of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W‑8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-2 or Exhibit 2.16-3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender shall, at the Second Amendment Effective Date or, if it becomes a party to this Agreement after the Second Amendment Effective Date, in the Assignment and Assumption, which it executes on becoming a party, indicate which of the following categories it falls in:

(A)not a U.K. Qualifying Lender;

(B)a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or

(C)a U.K. Treaty Lender.

If a Lender fails to indicate its status in accordance with this Section 2.16(g)(iii), then such Lender shall be treated for the purposes of this Agreement (including by the European Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the European Borrower).  For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.16(g)(iii).

Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 2.16(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Additional United Kingdom Withholding Tax Matters.

(i)Subject to (ii) below, each Lender and the European Borrower shall cooperate in completing any procedural formalities necessary for the European Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)(A)  A Lender on the Second Amendment Effective Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the European Borrower and the Administrative Agent in writing on the Second Amendment Effective Date; and

(B)a Lender that becomes a Lender hereunder after the Second Amendment Effective Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the European Borrower and the Administrative Agent in the Assignment and Assumption, and

(C)Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (h)(i) above.

(iii)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above, the European Borrower shall make a DTTP Filing with respect to such Lender within thirty (30) Business Days following the Second Amendment Effective Date or (if applicable) the date of the Assignment and Assumption or, if later, thirty (30) Business Days before the last interest payment is due to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)the European Borrower has not made a DTTP Filing in respect of such Lender; or

(B)the European Borrower has made a DTTP Filing in respect of such Lender but (1) such DTTP Filing has been rejected by HM Revenue & Customs; or (2) HM Revenue & Customs has not given the European Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such DTTP Filing;

and in each case, the European Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and the European Borrower shall cooperate in completing any additional procedural formalities necessary for the European Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h)(ii) above, the European Borrower shall not make a DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(v)Each Lender which had given confirmation to the European Borrower that it was a U.K. Treaty Lender but determines in its sole discretion that it is ceases to be a U.K. Treaty Lender shall promptly notify the European Borrower and the Administrative Agent of such change in status.

(i)Administrative Agent Documentation.  On or before the Second Amendment Effective Date, JPMorgan Chase Bank, N.A. shall (and any successor or replacement Administrative Agent shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Borrower two duly executed originals of either (i) IRS Form W-9 or

(ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(j)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a Tax Credit as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such Tax Credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such Tax Credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Credit).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such Tax Credit to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(k)FATCA Grandfathering.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Second Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(l)Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17  Payments; Generally; Pro Rata Treatment; Sharing of Set-offs

.

(a)The Borrower shall make each payment required to be made by it hereunder on Loans denominated in Dollars (whether of principal, interest, fees or reimbursement of LC Disbursements in Dollars, or of amounts payable under Section 2.14,  2.15 or 2.16, or otherwise) prior to 2:00 p.m., Houston, Texas time, on the date when due in Dollars, in immediately available funds, without set-off or counterclaim.  Each of the Borrower and the European Borrower shall make each payment required to be made by it hereunder on Loans denominated in an Alternative Currency (whether of principal, interest, fees or reimbursements of LC Disbursements in an Alternative Currency, or of amounts payable under Section 2.14,  2.15 or 2.16, or otherwise) on the date when due in the applicable Alternative Currency, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All payments in Dollars shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14,  2.15,  2.16 and 10.03 shall be made directly to the Persons entitled thereto.  All payments in Alternative Currencies shall be made to the Alternative Currency Agent at the place designated by the Alternative Currency Agent in its notice therefor, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14,  2.15,  2.16 and 10.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent or the Alternative Currency Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)If at any time insufficient funds are received by and available to the Administrative Agent or the Alternative Currency Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower or the European Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each of the Borrower and the European Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or the European Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the European Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower or the European Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower or the European Borrower will not make such payment, the Administrative Agent may assume that the Borrower or the European Borrower, as applicable, has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower or the European Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c),  2.05(d) or (e),  2.06(b) or 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18  Mitigation Obligations; Replacement of Lenders

.

(a)If any Lender requests compensation under Section 2.14, or if any Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.14, or if any Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender suspends its obligation to fund Eurodollar Loans or Alternative Currency Loans pursuant to Section 2.13, or any Lender refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of the Lenders pursuant to Section 10.02 hereof, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment is expected to result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19  Increase of Commitments

.

Provided there exists no Event of Default, the Borrower may, during the period beginning on the Effective Date to and including the date that is six months prior to the Termination Date, by written notice to the Administrative Agent executed by the Borrower and, in the case of an increase in the European Commitments, the European Borrower, and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause the Commitments of either or both Classes to be extended by the Increasing Lenders (or cause the Commitments of either or both Classes of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided, that (i) each extension of new Commitments of either Class or increase in existing Commitments of either Class pursuant to this paragraph shall result in the aggregate Commitments of such Class being increased by no less than $25,000,000, (ii) no extension of new Commitments of either Class or increase in existing Commitments of either Class, in each case, pursuant to this paragraph may result in the aggregate Commitments exceeding $500,000,000, (iii) each Increasing Lender, if not already a Lender hereunder (any such Increasing Lender, a “New Lender”), shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), (iv) each New Lender shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed New Lender Agreement and (v) in no event shall any existing Lender be required to increase its Commitment of either Class.  New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph.  Upon the effectiveness of any New Lender Agreement to which any New Lender is a party, (i) such New Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the applicable Commitment of such New Lender as provided in such New Lender Agreement.  Upon the effectiveness of any increase pursuant to this Section 2.19 in a Commitment of a Lender already a party hereto, Schedule 2.01 shall be deemed to have been amended to reflect such increased Commitment of such Lender.  Notwithstanding the foregoing, no increase in any Commitment (or in the Commitments of any Lender) shall become effective under this Section 2.19 unless, on the date of such increase, the Administrative Agent shall have received a certificate, dated as of the effective date of such increase and executed by a Financial Officer, to the effect that the conditions set forth in paragraphs (a), (b) and (d) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase and attaching resolutions of the Borrower approving such increase).  Following any extension of a new Commitment of either Class or increase of a Lender’s Commitment of either Class pursuant to this paragraph, any Loans of such Class outstanding prior to the effectiveness of such increase or extension shall continue to be outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid and, if the Borrower shall so elect, refinanced with new Loans made pursuant to Section 2.01(a) ratably in accordance with the Commitments of such Class in effect following such extension or increase.

Section 2.20  Defaulting Lenders

.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)Defaulting Lender Waterfall.   Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2,17 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to cash collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j);  fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j);  sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.  (A)  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive participation fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.05(j).

(C)With respect to any participation fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment or the Revolving Credit Exposure of any Non-Defaulting Lender denominated in Alternative Currencies to exceed such Non-Defaulting Lender’s Commitment in Alternative Currencies, calculated at the time of such reallocation.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III
Representations and Warranties

The Borrower, for itself and for each Restricted Subsidiary, and each Guarantor, for itself, represent and warrant to the Lenders that:

Section 3.01  Organization

.  Each of the Borrower and the Restricted Subsidiaries on the date this representation is made or deemed to be made (i) to the extent applicable, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business in each jurisdiction as it is presently being conducted, and (iii) to the extent applicable, is duly qualified or licensed to conduct business and is in good standing in each such jurisdiction.  As of the Effective Date, other than those jurisdictions listed on Schedule 3.01, there are no jurisdictions in which the Borrower’s or any Restricted Subsidiary’s failure to be qualified or be in good standing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Effective Date, no proceeding to dissolve any Obligor is pending or, to the Borrower’s knowledge, threatened.

Section 3.02  Authority Relative to this Agreement

.  Each of the Obligors has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder.  The Transactions have been duly authorized by all necessary corporate, partnership or limited liability company action on the part of each Obligor that is a party thereto.  This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

Section 3.03  No Violation

.  Except as set forth in Schedule 3.03, the Transactions will not:

(a)result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement or limited liability company agreement of the Borrower or any Restricted Subsidiary or any resolution currently in effect adopted by the Board of Directors, shareholders, partners, members or managers of the Borrower or any Restricted Subsidiary;

(b)result in the imposition of any Lien on any of the Equity Interests of the Borrower or any Restricted Subsidiary or any of their respective assets other than the Liens created under the Loan Documents;

(c)result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any agreement evidencing Indebtedness or any other material agreement to which the Borrower or any Restricted Subsidiary is a party or by which its properties or assets may be bound or (ii) any Governmental Approval held by, or relating to the business of, the Borrower or any Restricted Subsidiary;

(d)require the Borrower or any Restricted Subsidiary to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or assign Liens created under the Loan Documents, (iii) filings required under applicable securities Laws, (iv) such as are required regardless of whether this Agreement is entered into by the Borrower or any Restricted Subsidiary, or (v) those which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect; or

(e)violate any Law or Order applicable to the Borrower or any Restricted Subsidiary or by which their respective properties or assets may be bound.

Section 3.04  Financial Statements

.  The Borrower has previously furnished to the Administrative Agent the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2013, and the related consolidated statements of operation, cash flows and changes in shareholders’ equity for the fiscal year then ended, the notes accompanying such financial statements, and the report of KPMG LLP.  Such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations and cash flows of the Borrower and its Subsidiaries for the periods ended on such dates in accordance with GAAP for the periods covered thereby, subject, in the case of interim financial statements, to normal year-end adjustments, reclassifications and absence of footnotes.  Since December 31, 2013, there has been no change that could reasonably be expected to have a Material Adverse Effect.

Section 3.05  No Undisclosed Liabilities

.  Except as set forth in Schedule 3.05 or as disclosed to the Administrative Agent and each Lender in accordance with Section 5.02(b), neither the Borrower nor any Restricted Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations referred to, reflected or reserved against in the financial statements most recently delivered by the Borrower pursuant to Section 4.01(g) or Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which the Borrower or any Restricted Subsidiary is a party or otherwise subject, and (v) other Permitted Indebtedness.

Section 3.06  Litigation

.  Except as disclosed to the Administrative Agent and each Lender in accordance with Section 5.02(c), the Borrower’s most recent form 10-K and form 10-Q filed with the SEC describe each action, suit or proceeding pending before any Governmental Authority or arbitration panel, or to the knowledge of the Borrower or any Restricted Subsidiary, threatened, (a) involving the Transactions, or (b) against the Borrower or any Restricted Subsidiary regarding the business or assets owned or used by the Borrower or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.07  Compliance with Law

.  Except as set forth in Schedule 3.07, (i) each of the Borrower and the Restricted Subsidiaries is in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (ii) as of the Effective Date, neither the Borrower nor any Restricted Subsidiary has received any notice of, nor does any of them have knowledge of, the assertion by any Governmental Authority or other Person of any such violation.

Section 3.08  Properties

.  Each of the Borrower and the Restricted Subsidiaries owns (with good and defensible title in the case of real property, subject only to the matters permitted by the following sentence), or have valid leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted.  All such properties and assets are free and clear of all Liens except Permitted Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature which would materially interfere with an Obligor’s ability to conduct its business as currently conducted.  The properties of the Borrower and the Restricted Subsidiaries, taken as a whole, as to tangible, personal property, are in good operating order, condition and repair (ordinary wear and tear excepted).

Section 3.09  Intellectual Property

.

(a)As of the Effective Date, none of the patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights owned by the Borrower or any Restricted Subsidiary (the “Intellectual Property”) has been declared invalid or is the subject of a pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and neither the Borrower nor any Restricted Subsidiary has received any written notice or claim of any infringement, misuse or misappropriation by the Borrower or any Restricted Subsidiary of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party, except as described in Schedule 3.09.

(b)To the knowledge of the Borrower and the Restricted Subsidiaries, except as set forth in Schedule 3.09, the conduct by the Borrower and the Restricted Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.

Section 3.10  Taxes

.  The Borrower and the Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other Taxes imposed upon them or their properties, income or assets otherwise due and payable, except (a) where the failure to file such tax returns or pay such Taxes could not be reasonably expected to have a Material Adverse Effect or (b) to the extent such Taxes are being actively contested by the Borrower or any Restricted Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 3.11  Environmental Compliance

.  Except as set forth in Schedule 3.11,

(a)neither the Borrower nor any Restricted Subsidiary is in violation of any Environmental Law or is subject to any Environmental Liability, except to the extent such violation or such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)neither the Borrower nor any Restricted Subsidiary has received any written notice of any claim with respect to any Environmental Liability which claims are currently outstanding or know of any basis for any Environmental Liability, except to the extent such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)neither the Borrower nor any Restricted Subsidiary has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of any Environmental Law except to the extent such disposal, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(d)there is no proceeding pending against the Borrower or any Restricted Subsidiary by any Governmental Authority with respect to the presence of any Hazardous Material on or release of any Hazardous Material from any real property owned or operated at any time by the Borrower or any Restricted Subsidiary or otherwise used in connection with their respective businesses, except to the extent that if such proceeding were determined adversely to the Borrower or any Restricted Subsidiary, such determination, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e)neither the Borrower nor any Restricted Subsidiary has knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened release) from, on or under any real property owned or operated by the Borrower or any Restricted Subsidiary, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any Environmental Law if reported to or discovered by the relevant Governmental Authority except to the extent such remedial action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(f)to the knowledge of the Borrower and the Restricted Subsidiaries, there is no underground storage tank located at any real property owned or operated by the Borrower or any Restricted Subsidiary, except to the extent that the presence of such tank, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.12  Labor Matters

.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened.  The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters except to the extent such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or any Restricted Subsidiary except to the extent that the nonpayment of such, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The consummation of the Transactions to occur on the Effective Date and the borrowing of Loans, use of proceeds thereof and issuance of Letters of Credit hereunder after the Effective Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

Section 3.13  Investment Company Status

.  Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.14  Insurance

.  Insurance maintained in accordance with Section 5.05 is in full force and effect.

Section 3.15  Solvency

.  Immediately after the consummation of the Transactions to occur on the Effective Date, and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries on a going concern basis and on a consolidated basis, is greater than the total amount of debts and other liabilities of the Borrower and the Restricted Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Borrower and the Restricted Subsidiaries on a going concern basis and on a consolidated basis is not less than the amount that could reasonably be expected to be required to pay the probable liability of their debts and other liabilities, on a consolidated basis, as they become absolute and matured; (c) the Borrower and the Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities as they become absolute and mature; and (d) the Borrower and the Restricted Subsidiaries are not engaged in, and are not about to be engaged in, business or a transaction for which the Borrower’s and the Restricted Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital.  For purposes of this Section 3.15, (a) “fair value” shall mean the amount at which the assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having knowledge of the relevant facts, neither being under any compulsion to act, with equity to both; and (b) “present fair saleable value” shall mean the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

Section 3.16  ERISA

.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.17  Disclosure

.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.18  Margin Stock

.  No part of any Borrowing or any Swingline Loan shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U.  Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock.  No part of the proceeds of any Borrowing will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board.

Section 3.19  Anti-Corruption Laws and Sanctions

.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents (acting in such agent’s capacity as agent for the Obligors), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of the Borrower or any Subsidiary acting in its capacity as agent for the Obligors in connection with the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV
Conditions

Section 4.01  Effective Date

.  The effectiveness of this Agreement is subject to the conditions precedent that each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The Administrative Agent shall have received the Ratification Agreement executed by the parties thereto.

(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing, to the extent applicable, of each Obligor and each Restricted Subsidiary, the authorization of the Transactions to occur on the Effective Date, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Obligors, this Agreement or the Transactions to occur on the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the Borrower a promissory note payable to such Lender in a form approved by the Administrative Agent in its reasonable discretion.

(e)The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)The Administrative Agent shall have received a certificate from the Borrower confirming receipt of all material governmental and third party approvals, if any, necessary in connection with the financing contemplated hereby.

(g)The Lenders shall have received audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2013.

(h)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(i)The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches conducted by a reputable search firm with respect to each of the Borrower and the Restricted Subsidiaries from their respective jurisdiction of formation and such reports shall not disclose any Liens other than Permitted Liens.

(j)To the extent not previously delivered pursuant to the Existing Credit Agreement, all membership and stock certificates of each Subsidiary of the Borrower described on Annex 3 to the Security Agreement shall have been delivered to Administrative Agent together with related stock and membership powers executed in blank by the Borrower.

(k)The Administrative Agent shall have received evidence of insurance coverage of the Borrower and the Restricted Subsidiaries, which coverage shall be consistent with the requirements set forth in Section 5.05 and shall name the Administrative Agent as an additional insured and as a loss payee on the liability and casualty insurance policies.

(l)The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by them under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and their respective internal policies.

Section 4.02  Each Credit Event

.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Borrower and the Restricted Subsidiaries set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for each Borrowing and shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, that to the extent such representations and warranties were made as of a specific date, the same shall be required to have been true and correct in all material respects as of such specific date; provided further, in either case, to the extent any such representation or warranty is qualified by Material Adverse Effect or materiality qualifier, such representation or warranty shall be true and correct in all respects.

(b)No Material Adverse Effect shall have occurred;

(c)The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the Administrative Agent and the Issuing Lender shall have received a request for the issuance of a Letter of Credit as required by Section 2.05(b); and

(d)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and (d) of this Section 4.02.

ARTICLE V
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each Restricted Subsidiary, and each Guarantor, for itself, covenant and agree with the Lenders that:

Section 5.01  Financial Statements

.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, or exception as to the scope of such audit by reason of any limitation which is imposed by the Borrower) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the Borrower, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments, reclassifications and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit 5.01(c) (“Compliance Certificate”) and (i) certifying that the representations and warranties of the Borrower and the Restricted Subsidiaries contained in Article III and the Security Documents were true and correct in all material respects when made, and are repeated at and as of the date of such Compliance Certificate and are true and correct in all material respects at and as of such date, except for such representations and warranties as are by their express terms limited to a specific date, (ii) certifying that, since the later of the Effective Date or the most recent Compliance Certificate, no change has occurred in the business, financial condition or results of operations of the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect, (iii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iv) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.16,  6.17 and 6.18, (v) certifying compliance with Section 5.09(b) and (c), (vi) containing any notification by the Borrower of the elimination of the effect of any change in GAAP in accordance with Section 1.04, (vii) setting forth a comparison of the Consolidated Adjusted Pro Forma EBITDA as shown on most recent Compliance Certificate to the Consolidated Adjusted EBITDA for the same period, and (viii) including a reasonably detailed description of any adjustments attributable to Business Acquisitions as described in the definition of Consolidated Adjusted Pro Forma EBITDA which are included by the Borrower in its calculation of Consolidated Adjusted Pro Forma EBITDA for the period covered by such Compliance Certificate;

(d)promptly upon receipt of any written complaint, order, citation, notice or other written communication from any Person with respect to, or upon the Borrower or any of its Subsidiaries obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any Restricted Subsidiary, (ii) any release of Hazardous Materials on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case under clause (i), (ii) or (iii) above, in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of a Financial Officer of the Borrower, setting forth the details of such matter and the actions, if any, that the Borrower or such Restricted Subsidiary is required or proposes to take;

(e)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(f)promptly following any request therefor, such information evidencing any adjustments attributable to Business Acquisitions as described in the definition of Consolidated Adjusted Pro Forma EBITDA and included in a Compliance Certificate delivered pursuant to clause (c) above;

(g)within 90 days after the end of each fiscal year, copies of certificates evidencing or other evidence of all material insurance coverage maintained by the Borrower and the Restricted Subsidiaries; and

(h)within 90 days after the end of each fiscal year, an annual budget of the Borrower and the Restricted Subsidiaries for the following fiscal year.

Documents required to be delivered pursuant to Section 5.01(a) and (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or electronic copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02  Notices of Material Events

.  The Borrower will furnish to the Administrative Agent and each Lender promptly and, in any event, within five Business Days after acquiring knowledge thereof, written notice of the following:

(a)the occurrence of any Event of Default and the action that the Borrower or any Restricted Subsidiary is taking or proposes to take with respect thereto;

(b)the incurrence of any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) by the Borrower or any Restricted Subsidiary, other than such liabilities and obligations referenced in clauses (i) through (v) of Section 3.05;

(c)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents; and

(d)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in unfunded liability of any Obligor resulting in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03  Existence; Conduct of Business

.  Each Obligor shall and shall cause each Restricted Subsidiary to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent failure to maintain or preserve could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any other transaction permitted under this Agreement.

Section 5.04  Payment of Obligations

.  Each Obligor shall and shall cause each Restricted Subsidiary to pay its obligations, including liabilities for Taxes before the same shall become delinquent or in default, except (a) past due Taxes for which no fine, penalty, interest, late charge or loss has been assessed, (b) where the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Obligor or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) where the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05  Maintenance of Properties; Insurance

.  Each Obligor shall and shall cause each Restricted Subsidiary to (a) keep and maintain all property material to the conduct of the business of the Obligors and the Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) subject to Section 5.14, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06  Books and Records; Inspection Rights

.  Each Obligor shall and shall cause each Restricted Subsidiary to keep proper, complete and consistent books of record that are true and correct in all material respects with respect to such Person’s operations, affairs, and financial condition.  Each Obligor shall and shall cause each Restricted Subsidiary to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that in the absence of an Event of Default, the representatives of the Administrative Agent shall not visit or inspect such properties more often than once per calendar year), subject in each case, to any restrictions or confidentiality agreements existing in favor of third parties.

Section 5.07  Compliance with Laws

.  Each Obligor shall and shall cause each Restricted Subsidiary to comply with all Laws (excluding Laws referenced in Sections 5.10 and 5.12, which compliance shall be governed by such Sections) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08  Use of Proceeds and Letters of Credit

.  The proceeds of the Loans and Letters of Credit will be used only to (i) pay the fees, expenses and other transaction costs of the Transactions and (ii) fund working capital needs and general corporate purposes of the Borrower and the Restricted Subsidiaries, including the making of Business Acquisitions and other acquisitions of property.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Neither the Borrower nor the European Borrower will request any Borrowing or Letter of Credit, and neither the Borrower nor the European Borrower shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 5.09  Additional Guarantees and Security Documents

.

(a)The Borrower at all times shall cause (i) all Material Domestic Subsidiaries that are Restricted Subsidiaries to be Domestic Guarantors and (ii) all Material Foreign Subsidiaries that are Restricted Subsidiaries to be Foreign Guarantors.

(b)If as of the end of any fiscal quarter, (i) the aggregate consolidated revenues of the Unrestricted Subsidiaries exceed ten percent (10%) of the aggregate total consolidated revenue of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters or (ii) the book value of the aggregate consolidated assets of the Unrestricted Subsidiaries exceeds ten percent (10%) of the book value of the aggregate total consolidated assets of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters, the Borrower shall promptly cause one or more of said Unrestricted Subsidiaries to be designated as a Restricted Subsidiary, such that, after giving effect to such designation, both the aggregate consolidated revenues and the book value of the aggregate consolidated assets of all Unrestricted Subsidiaries are less than ten percent (10%) of the total consolidated revenue and total book value of the consolidated assets of the Borrower and all of its Subsidiaries.  In addition, (i) to the extent that such new Restricted Subsidiary is a Material Domestic Subsidiary, the Borrower or any Guarantor, as applicable, shall cause such new Restricted Subsidiary to execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Restricted Subsidiary as the Administrative Agent shall reasonably request, (ii) to the extent such new Restricted Subsidiary is a Material Foreign Subsidiary, the Borrower shall cause such new Restricted Subsidiary to execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Restricted Subsidiary as the Administrative Agent shall reasonably request, (iii) to the extent that such new Restricted Subsidiary is a First-Tier Foreign Subsidiary or a CFC Holding Company, the Borrower or Domestic Guarantor, as applicable, shall execute an Addendum and shall deliver to the Administrative Agent such other documents relating to such new First-Tier Foreign Subsidiary or CFC Holding Company as the Administrative Agent shall reasonably request that are necessary to pledge 66% of the Equity Interests of such new First-Tier Foreign Subsidiary or CFC Holding Company and (iv) to the extent that such new Restricted Subsidiary is a Foreign Subsidiary the Equity Interests of which are owned by a Foreign Obligor, such Foreign Obligor shall execute an Addendum and shall deliver to the Administrative Agent such other documents relating to such new Foreign Subsidiary as the Administrative Agent shall reasonably request that are necessary to pledge 100% of the Equity Interests of such new Foreign Subsidiary to secure the Obligations of the Foreign Obligors.

(c)If as of the end of any fiscal quarter, (i) the aggregate consolidated revenues of Immaterial Subsidiaries that are not Guarantors exceed fifteen percent (15%) of the aggregate total consolidated revenue of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters or (ii) the book value of the aggregate consolidated assets of the Immaterial Subsidiaries that are not Guarantors exceeds fifteen percent (15%) of the book value of the aggregate total consolidated assets of the Borrower and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters, the Borrower or any Restricted Subsidiary, as applicable, shall promptly cause one or more of said Immaterial Subsidiaries to execute an Addendum and deliver to the Administrative Agent such other documents relating to such Immaterial Subsidiary as the Administrative Agent shall reasonably request, such that, after giving effect to such Addendum, both the aggregate consolidated revenues and the book value of the aggregate consolidated assets of all Immaterial Subsidiaries that are not Guarantors are less than fifteen percent (15%) of the total consolidated revenue and total book value of the consolidated assets of the Borrower and all of its Subsidiaries.  In addition, any such Immaterial Subsidiary that becomes a Guarantor shall also be designated as a Restricted Subsidiary, to the extent not already a Restricted Subsidiary.

(d)Within 30 days after the Borrower acquires or creates a new Subsidiary, the Borrower shall notify the Administrative Agent and shall provide the constituent documents for such new Subsidiary, and (i) to the extent that such Subsidiary is a Material Domestic Subsidiary that is a Restricted Subsidiary or a Material Foreign Subsidiary that is a Restricted Subsidiary or to the extent such Subsidiary would otherwise be required to be a Guarantor under clause (b) or (c) above, the Borrower or any Subsidiary, as applicable, shall cause such new Subsidiary to execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request in order to comply with the requirements of this Section and (ii) to the extent that such Subsidiary is not a Material Domestic Subsidiary that is a Restricted Subsidiary or a Material Foreign Subsidiary that is a Restricted Subsidiary, the Borrower shall or shall cause its Subsidiaries to execute an Addendum and deliver to the Administrative Agent such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request, including any documents necessary to pledge all of the Equity Interests in all Restricted Subsidiaries owned by the Obligors; provided, in the case of a Restricted Subsidiary that is a First-Tier Foreign Subsidiary or a CFC Holding Company, only 66% of the Equity Interests of such Subsidiary shall be pledged.

(e)At any time, the Borrower may, in its sole discretion, elect to cause one or more Restricted Subsidiaries that are not then Guarantors to become Obligors by notifying the Administrative Agent of such election and causing such Restricted Subsidiary to execute an Addendum and deliver such Addendum to the Administrative Agent together with such other documents relating to such new Obligor as the Administrative Agent shall reasonably request.

Section 5.10  Compliance with ERISA

.  In addition to and without limiting the generality of Section 5.07, each Obligor shall and shall cause each Restricted Subsidiary to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, except to the extent such liability could not reasonably be expected to result in a Material Adverse Effect, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, except to the extent such penalty or tax could not reasonably be expected to result in a Material Adverse Effect, (d) operate each employee benefit plan in such a manner that could not reasonably be expected to result in the incurrence of any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such tax liability or liability to any qualified beneficiary could not reasonably be expected to have a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

Section 5.11  Compliance With Agreements

.  Each Obligor shall and shall cause each Restricted Subsidiary to comply in all respects with each material contract or agreement to which it is a party, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; provided that such Obligor or Restricted Subsidiary may contest any such contract or agreement or any portion thereof in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

Section 5.12  Compliance with Environmental Laws; Environmental Reports

. Each Obligor shall and shall cause each Restricted Subsidiary to (i) comply with all Environmental Laws applicable to its operations and real property except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (ii) obtain and renew all Governmental Approvals required under Environmental Laws applicable to its operations and real property except to the extent that the failure to obtain or renew such approvals could not reasonably be expected to result in a Material Adverse Effect; and (iii) conduct any Response in accordance with Environmental Laws except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither such Obligor nor any Restricted Subsidiary shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.13  Maintain Business

.  Each Obligor shall and shall cause each Restricted Subsidiary to continue to engage primarily in the business or businesses being conducted on the Effective Date and other reasonable expansions and extensions of such business.

Section 5.14  Further Assurances

.  Each Obligor shall and shall cause each Restricted Subsidiary to execute, acknowledge and deliver, at its own cost and expense, all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Majority Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents, including all such actions to establish, preserve, protect and (to the extent required under the Security Documents or as otherwise provided in this Agreement) perfect the estate, right, title and interest of the Lenders, or the Administrative Agent for the benefit of the Lenders, to the Collateral (including Collateral acquired after the date hereof).

ARTICLE VI
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each Restricted Subsidiary, and each Guarantor, for itself, covenant and agree with the Administrative Agent and the Lenders that:

Section 6.01  Indebtedness

.  None of the Obligors or any Restricted Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness created hereunder or under any of the Loan Documents;

(b)Existing Indebtedness and any Indebtedness incurred in connection with the refinancing thereof, so long as (i) the principal amount of such Indebtedness does not increase, (ii) such Indebtedness does not have a maturity date shorter than six (6) months following the Termination Date and (iii) such Indebtedness has covenants, taken as a whole, that are no more restrictive than the terms of the Loan Documents in any material respects;

(c)Indebtedness incurred to finance the acquisition, construction or improvement of any assets by the Borrower, any other Domestic Guarantor or any Restricted Subsidiary that is a Domestic Subsidiary, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets by the Borrower, any other Domestic Guarantor or any Restricted Subsidiary that is a Domestic Subsidiary or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any of such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness outstanding under this clause (c) shall not exceed $25,000,000 at any time;

(d)Indebtedness incurred to finance the acquisition, construction or improvement of any assets by any Restricted Subsidiary that is a Foreign Subsidiary, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets by any Restricted Subsidiary that is a Foreign Subsidiary or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any of such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness outstanding under this clause (d) shall not exceed $25,000,000 at any time;

(e)Indebtedness (i) owed by the Borrower or any other Domestic Guarantor to the Borrower or any other Domestic Guarantor, (ii) owed by a Foreign Obligor to any other Foreign Obligor, (iii) owed by a Restricted Subsidiary that is not an Obligor to any other Restricted Subsidiary that is not an Obligor, (iv) owed by an Obligor to any Restricted Subsidiary that is not an Obligor or (v) owed by a  Foreign Obligor to the Borrower or any other Domestic Obligor or owed by a Restricted Subsidiary that is not an Obligor to any Obligor;  provided that the aggregate amount of Indebtedness outstanding pursuant to this clause (v) shall not exceed $75,000,000, at any time, when combined with amounts outstanding under Section 6.05(e), without duplication;

(f)Indebtedness of any Restricted Subsidiary in existence on the date on which such Restricted Subsidiary is acquired by the Borrower (but not incurred or created in connection with such acquisition); provided (i) neither the Borrower nor any other Restricted Subsidiary has any obligation with respect to such Indebtedness, (ii) none of the properties of the Borrower or any other Restricted Subsidiary is bound with respect to such Indebtedness and (iii) the aggregate principal amount of all Indebtedness outstanding under this clause (f) shall not exceed $10,000,000 at any time;

(g)Indebtedness in respect of endorsements of negotiable instruments for collection in the ordinary course of business;

(h)Indebtedness associated with accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due or which are being actively contested by the Borrower or the applicable Restricted Subsidiary in good faith and by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(i)Indebtedness constituting Investments permitted by clauses (f), (h) and (k) of Section 6.05;

(j)Indebtedness incurred pursuant to Swap Agreements permitted by Section 6.06;

(k)other Indebtedness in an aggregate amount not to exceed $50,000,000 outstanding at any time;

(l)guarantees of Indebtedness permitted by clauses (c), (d), (j) and (k) of this Section; and

(m)other unsecured Indebtedness so long as the Total Net Leverage Ratio at the time of incurrence of such Indebtedness, and after giving pro forma effect thereto, is less than 3.5 to 1.0; provided, the proceeds of any such newly incurred Indebtedness shall not be included in the calculation of the Total Net Leverage Ratio for purposes of determining pro forma compliance with such ratio (it being understood that this proviso shall not exclude Unencumbered Balance Sheet Cash that is not attributable to such newly incurred Indebtedness).

Section 6.02  Liens

.  None of the Obligors or any Restricted Subsidiary will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)Permitted Encumbrances;

(b)Liens created by the Security Documents;

(c)any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Second Amendment Effective Date and set forth in Schedule 6.02;  provided that (i) such Lien shall not apply to any property or asset of the Borrower or any Restricted Subsidiary other than such property or asset to which such Lien applies on the Effective Date and (ii) such

Lien shall secure only those obligations which it secures on the Second Amendment Effective Date and extensions, renewals and replacements thereof in accordance with Section 6.01;

(d)Liens on assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (c) or (d) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than the proceeds of, and insurance proceeds related to, such assets;

(e)Liens on assets of any Restricted Subsidiary in existence on the date such Restricted Subsidiary is acquired by the Borrower (but not created in connection with such acquisition) securing Indebtedness permitted under Section 6.01(f);  provided that (i) such Lien shall not apply to any property of asset of the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition;

(f)Liens on the assets of any Restricted Subsidiary that is a Foreign Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under Section 6.01(j); and

(g)Liens on cash securing obligations of the Borrower or any Restricted Subsidiary to providers of vault services with respect to such cash.

Section 6.03  Fundamental Changes

.  None of the Obligors or any Restricted Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and, if such transaction involves the Borrower, the Borrower shall survive such transaction:

(a)any Restricted Subsidiary may merge into or consolidate with the Borrower;

(b)any Restricted Subsidiary that is a Wholly-Owned Subsidiary may merge into or consolidate with any other Restricted Subsidiary that is a Wholly-Owned Subsidiary; provided that if such transaction involves an Obligor, the Obligor survives such transaction;

(c)any Restricted Subsidiary may merge into or consolidate with any other Person so long as either (i) such Restricted Subsidiary is the surviving entity of such merger or consolidation or (ii) if such Restricted Subsidiary is not the surviving entity, the surviving entity and/or the Borrower, as applicable, complies with the provisions of Section 5.09(d) within thirty (30) days of such merger or consolidation;

(d)any Obligor or any Restricted Subsidiary that is not an Obligor may change its jurisdiction of organization so long as, in the case of an Obligor, it complies with Section 6.12 hereof;

(e)any Restricted Subsidiary that is not an Obligor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and could not be reasonably expected to result in a Materially Adverse Effect; and

(f)any Unrestricted Subsidiary may merge into or consolidate with any Obligor or any Restricted Subsidiary that is not an Obligor so long as (i) such Obligor or such Restricted Subsidiary that is not an Obligor is the surviving entity of such merger or consolidation and (ii) the Borrower provides an officer’s certificate to the Administrative Agent, executed by a Financial Officer of the Borrower, certifying that, after giving effect to such merger or consolidation, the Borrower is in pro forma compliance with Sections 6.16,  6.17 and 6.18.

Section 6.04  Asset Sales

.  None of the Obligors or any Restricted Subsidiary will make any Asset Sale except, if at the time thereof and immediately after giving effect thereto, with respect to clause (a), no Default or Event of Default shall have occurred and be continuing:

(a)the Borrower or any Restricted Subsidiary may make any Asset Sale, including sale-leaseback transactions, if (i) the consideration therefor is not less than the fair market value of the related asset and (ii) after giving effect thereto, the aggregate book value of the assets disposed of in all Asset Sales (other than Asset Sales permitted under the other clauses of this Section 6.04) during the term of this Agreement would not exceed twenty-five percent (25%) of the book value of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the time such Asset Sale is consummated, which amount shall be diminished by the aggregate book value of all prior Asset Sales made during the term of this Agreement pursuant to this clause (a);

(b)(i) the Borrower or any other Obligor may sell, transfer, lease or otherwise dispose of its assets to another Obligor, and (ii) any Restricted Subsidiary that is not an Obligor may sell, transfer, lease or otherwise dispose of its assets to any Obligor or any other Restricted Subsidiary;

(c)sales, exchanges and transfers consisting of Investments permitted by Section 6.05;

(d)sales, exchanges and transfers of inventory in the ordinary course of business;

(e)sales, exchanges and transfers of equipment and other property which is replaced by equipment or property of at least comparable value and use or which is discontinued, obsolete, worn out or no longer used or useful to such Person’s business, all in the ordinary course of business;

(f)sales, exchanges and transfers of chattel paper to third parties pursuant to arm’s-length transaction for fair value in the ordinary course of business;

(g)leases entered into by any Obligor with any Restricted Subsidiary that is not an Obligor to lease assets to such Restricted Subsidiary that is not an Obligor so long as (i) the fair market value of the assets leased under this clause (g) shall not exceed $80,000,000 at any time and (ii) such leases are at prices and on terms and conditions not less favorable to such Obligor than could be obtained on an arm’s-length basis from unrelated third parties; and

(h)leases or financing contracts entered into with third parties to lease or finance such third parties’ purchase of ATM Equipment.

Section 6.05  Investments

.  None of the Obligors or any Restricted Subsidiary will make an Investment in any other Person, except:

(a)Permitted Investments;

(b)Business Acquisitions permitted by Section 6.11;

(c)Investments existing as of the Second Amendment Effective Date and listed on Schedule 6.05;

(d)(i) Investments by the Borrower or any other Domestic Guarantor in the Borrower or any other Domestic Guarantor and (ii) Investments by a Foreign Obligor in another Foreign Obligor;

(e)Investments by the Borrower or any other Domestic Guarantor in any Foreign Obligor or by any Obligor in any Restricted Subsidiary that is not an Obligor; provided that the aggregate amount of Investments outstanding pursuant to this clause (e) shall not exceed $75,000,000 at any time when combined with amounts outstanding under Section 6.01(e)(v), without duplication;

(f)Investments arising out of loans and advances for expenses, travel per diem and similar items in the ordinary course of business to directors, officers and employees in an aggregate amount not to exceed $2,000,000 at any time;

(g)shares of stock, obligations or other securities received in the settlement of claims arising in the ordinary course of business;

(h)Investments by any Restricted Subsidiary that is not an Obligor in (i) any Obligor or (ii) any other Restricted Subsidiary that is not an Obligor;

(i)Investments not otherwise permitted under this Section 6.05 in an aggregate amount not to exceed $30,000,000 at any time;

(j)Guarantees permitted by Section 6.01; and

(k)Investments made by the Borrower or any other Domestic Guarantor in any Foreign Obligor to fund the consideration for any Business Acquisition by a Foreign Obligor permitted by clause (b) above; provided that the aggregate amount of Investments outstanding pursuant to this clause (k) shall not exceed $175,000,000 at any time, excluding from such calculation the portion of any such Investment funded with the proceeds of equity issuances by the Borrower.

Section 6.06  Swap Agreements

.  None of the Obligors nor any Restricted Subsidiary will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or manage the interest rate exposure associated with vault cash procurement, any debt securities, debt facilities or leases (existed or forecasted) of the Borrower or any Restricted Subsidiary, (b) any Permitted

Bond Hedge Transaction(s), (c) any Permitted Warrant Transaction(s), (d) Swap Agreements for foreign exchange or currency exchange management or (e) Swap Agreements to hedge or manage any exposure that the Borrower or any Restricted Subsidiary may have to counterparties under other Swap Agreements such that, in each case, such Swap Agreements are entered into in the ordinary course of business and the combination of such Swap Agreements, taken as a whole, is for risk management purposes and not speculative.

Section 6.07  Restricted Payments

.  None of the Obligors nor any Restricted Subsidiary will declare or make, or agree to pay or make, any Restricted Payment, except:

(a)(i) Restricted Payments by the Borrower in any amount so long as at the time of such Restricted Payment, and after giving pro forma effect thereto, (A) no Event of Default exists and (B) the Total Net Leverage Ratio is less than 3.0 to 1.0 and (ii) Restricted Payments by the Borrower up to an aggregate amount of $30,000,000 in any fiscal year if at the time of such Restricted Payment, and after giving pro forma effect thereto, (A) no Event of Default exists and (B) the Total Net Leverage Ratio is greater than 3.0 to 1.0, but less than 4.0 to 1.0;

(b)dividends or distributions on Equity Interests of Restricted Subsidiaries ratably with respect to such Equity Interests;

(c)payments of dividends and distributions made with shares or units of capital stock of the Borrower;

(d)redemptions of capital stock of employees, directors or officers of the Borrower so long as (i) the amount of such redemption, when combined with all other redemptions made under this clause (d) in the same calendar year, does not exceed $20,000,000 and (ii) the Borrower demonstrates pro forma compliance with Sections 6.16,  6.17 and 6.18;

(e)the payment by the Borrower of the purchase price for any Permitted Bond Hedge Transaction(s);

(f)the receipt of cash and/shares of common stock of the Borrower upon exercise and settlement or termination of any Permitted Bond Hedge Transaction(s);

(g)the payment and/or delivery of cash or common stock of the Borrower, as the case may be, by the Borrower upon exercise and settlement, termination or redemption of any Permitted Warrant Transaction(s); and

(h)the payment and/or delivery of cash or common stock of the Borrower, as the case may be, by the Borrower in satisfaction of the Borrower’s obligations in respect of the Convertible Senior Notes whether upon conversion of such securities, upon a fundamental change (or similar event, however so defined by the terms of such securities), upon repurchase of such securities, at maturity of such securities or otherwise.

Section 6.08  Prepayments of Indebtedness

.  The Borrower will not voluntarily prepay or redeem any Indebtedness, except:

(a)prepayments of Indebtedness created under the Loan Documents in accordance with this Agreement;

(b)refinancings of Permitted Indebtedness to the extent such refinancing is permitted by Section 6.01 of this Agreement;

(c)the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by this Agreement;

(d)voluntary prepayments and redemptions made with shares of capital stock of the Borrower and proceeds of offerings of capital stock of the Borrower;

(e)voluntary prepayments and redemptions constituting calls, tenders or open market purchases of the Existing Senior Notes with an aggregate par value not to exceed $200,000,000;

(f)voluntary prepayments of Indebtedness permitted by Section 6.01(e); and

(g)voluntary prepayments and redemptions, other than those made under the other clauses of this Section, so long as at the time of such prepayment or redemption and after giving pro forma effect thereto, no Event of Default shall exist and the Senior Secured Net Leverage Ratio shall not exceed 2.0 to 1.0.

For the avoidance of doubt, neither of the payment of cash nor the delivery of common stock by the Borrower upon conversion of the Convertible Senior Notes shall be prohibited by this Section 6.08.

Section 6.09  Transactions with Affiliates

.  None of the Obligors nor any Restricted Subsidiary will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payment permitted by Section 6.07, (c) any transaction between or among Obligors, (d) any transaction between or among Restricted Subsidiaries that are not Obligors and (e) Investments permitted by Section 6.05.

Section 6.10  Restrictive Agreements

.  None of the Obligors nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor or any Restricted Subsidiary to create, incur or permit to exist any Lien securing the Obligations under the Loan Documents upon any of its property or assets, (b) the ability of any Guarantor or any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock, (c) the ability of any Obligor or any Restricted Subsidiary to make or repay loans or advances to any Obligor or (d) the ability of any Obligor to guarantee the Obligations; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement or by Swap Agreements entered into by Restricted Subsidiaries that are Foreign Subsidiaries and secured as permitted by Section 6.02(f), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement, including, without limitation, secured Indebtedness permitted by Section 6.01(f),  provided that such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof or encumbrances on the property that is the subject thereof.

Section 6.11  Business Acquisitions

.  None of the Obligors nor any Restricted Subsidiary will make any Business Acquisitions except that an Obligor or any Restricted Subsidiary shall be permitted to make Business Acquisitions provided that (a) no Event of Default shall exist before or immediately after giving effect to such Business Acquisition, (b) if the Total Net Leverage Ratio at the time of such Business Acquisition, and after giving pro forma effect thereto, is equal to or greater than 3.0 to 1.0, the consideration for such Business Acquisition, when combined with the aggregate consideration (excluding any Equity Interests) for all other Business Acquisitions made when the pro forma Total Net Leverage Ratio was equal to or greater than 3.0 to 1.0, shall not exceed $100,000,000 during the term of this Agreement, (c) the Borrower shall be in pro forma compliance with Sections 6.16,  6.17 and 6.18 and (d) if the cash consideration for such Business Acquisition is equal to or greater than $50,000,000, the Borrower shall have given the Administrative Agent at least ten (10) days prior written notice of such Business Acquisition together with an officer’s certificate executed by a Financial Officer of the Borrower, certifying as to compliance with the requirements of this Section and containing calculations demonstrating compliance with clauses (b), to the extent applicable, and (c) of this Section; provided that the proceeds received by an Obligor from unrelated third parties pursuant to Assets Sales permitted under Section 6.04 which Asset Sales consist of substantially all of the assets of any division, business unit or line of business of the Borrower or any Restricted Subsidiary shall be netted against any amounts reducing such maximum amount.  The consummation of each Business Acquisition shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied and that same is permitted under the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

Section 6.12  Constitutive Documents

.  None of the Obligors nor any Restricted Subsidiary will amend its charter or by-laws or other constitutive documents in any manner which could reasonably be expected to have a Material Adverse Effect on the rights of the Lenders under this Agreement or their ability to enforce the same; provided,  however, the Obligors or any Restricted Subsidiary shall be permitted after the date hereof to amend its constitutive documents for the purpose of (a) changing its jurisdiction of organization so long as the Administrative Agent is given thirty (30) Business Days prior written notice of such change and (b) effecting any transaction permitted under the terms of this Agreement.

Section 6.13  Capital Expenditures

.  None of the Obligors nor any Restricted Subsidiary will make any Capital Expenditures; provided that an Obligor or any Restricted Subsidiary shall be permitted to make Capital Expenditures so long as at the time of, and after giving pro forma effect to, such Capital Expenditure, the Borrower is in compliance with Section 6.18.

Section 6.14  Amendment of Existing Indebtedness

.  The Borrower will not amend any term of any document evidencing Existing Indebtedness, if (a) the effect thereof would be to shorten the maturity or average life thereof or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (b) such action would add any covenant or event of default which is more onerous than those contained therein on the Effective Date, provided that the foregoing shall not prohibit (i) the execution of supplemental indentures associated with the incurrence of additional Existing Senior Notes to the extent permitted by Section 6.01 or (ii) the execution of supplemental indentures to add guarantors if required by the terms of the Senior Note Indenture provided the Borrower and such Person comply with Section 5.09.

Section 6.15  Changes in Fiscal Year

.  The Borrower shall not change the end of its fiscal year to a date other than December 31 of each year.

Section 6.16  Senior Secured Net Leverage Ratio

.  The Borrower shall not, as of the last day of any fiscal quarter, permit the Senior Secured Net Leverage Ratio to exceed 2.25 to 1.0.

Section 6.17  Total Net Leverage Ratio

.  The Borrower shall not, as of the last day of any fiscal quarter, permit the Total Net Leverage Ratio to exceed 4.0 to 1.0.

Section 6.18  Fixed Charge Coverage Ratio

.  The Borrower shall not, as of the last day of any fiscal quarter,  permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0.

ARTICLE VII
Events of Default and Remedies

Section 7.01  Events of Default

.  If any of the following events (“Events of Default”) shall occur:

(a)the Borrower or the European Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower or the European Borrower shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents which amount has been invoiced, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this

Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d)the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02,  5.03 (with respect to the Borrower’s or the European Borrower’s existence), 5.08 or in Article VI;

(e)the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days following the earlier of (i) the date on which such failure first became known to any Financial Officer of the Borrower or (ii) notice of such failure from the Administrative Agent;

(f)the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(g)any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (x) the occurrence of a fundamental change (or similar event, however so defined) as such term is defined in the Convertible Senior Notes or the exercise of any put right in connection with such fundamental change by holders of the Convertible Senior Notes, (y) the occurrence of any event or condition that permits the conversion, whether into cash, shares of Borrower common stock, or a combination thereof, of the Convertible Senior Notes and (z) any conversion, whether into cash, shares of Borrower common stock, or a combination thereof, of the Convertible Senior Notes by the holders thereof;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k)one or more judgments for the payment of money that is not covered by insurance in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged or unstayed for a period of 60 consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of Borrower or such Restricted Subsidiary to enforce any such judgment;

(l)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to result in a Material Adverse Effect;

(m)a proceeding shall be commenced by the Borrower or any Restricted Subsidiary seeking to establish the invalidity or unenforceability of any Loan Document (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n)any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents or as otherwise permitted under this Agreement) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender; or

(o)a Change in Control occurs;

then, and in every such event (other than an event with respect to the Borrower or the European Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower and the European Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrower and the European Borrower; and in case of any event with respect to the Borrower or the European Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower and the European Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by each of the Borrower and the European Borrower, (iii) increase the rate charged on all Loans to the Default Rate (after the acceleration thereof), and (iv) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity (including, without limitation, conducting a foreclosure sale of any of the Collateral).

Section 7.02  Cash Collateral

.  In addition to the remedies contained in Section 7.01, upon the occurrence and continuance of any Event of Default, each of the Borrower and the European Borrower shall pay to the Administrative Agent in such amounts and at such times as contemplated by Section 2.05(j).

ARTICLE VIII
The Administrative Agent

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, with the approval of Borrower, which shall not be unreasonably withheld, conditioned or delayed, and shall not be required during the existence of an Event of Default, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative

Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Guarantee

Section 9.01  The Guarantee

.

(a)Each Domestic Guarantor hereby jointly and severally with each other Domestic Guarantor unconditionally and irrevocably guarantees the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan, and the full and punctual payment of all other Obligations.  Upon failure by the Borrower, the European Borrower, any Guarantor or any Restricted Subsidiary to pay punctually any Obligations, each Domestic Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents.  This Guarantee is a guaranty of payment and not of collection.  Neither the Lenders nor any other Person to whom such Obligations are owed shall be required to exhaust any right or remedy or take any action against the Borrower, the European Borrower, the Guarantors or any other Person or any Collateral.  Each Domestic Guarantor agrees that, as between the Domestic Guarantors and the Lenders and any other Person to whom such Obligations are owed, such Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or the European Borrower and that in the event of a declaration or attempted declaration, such Obligations shall immediately become due and payable by each Domestic Guarantor for the purposes of this Guaranty.

(b)Each Foreign Guarantor hereby jointly and severally with each other Foreign Guarantor unconditionally and irrevocably guarantees the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each European Loan, and the full and punctual payment of all other Obligations of the European Borrower and the other Foreign Guarantors.  Upon failure by the European Borrower, any Foreign Guarantor or any Restricted Subsidiary that is a Foreign Subsidiary to pay punctually any such Obligations, each Foreign Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents.  This Guarantee is a guaranty of payment and not of collection.  Neither the Lenders nor any other Person to whom such Obligations are owed shall be required to exhaust any right or remedy or take any action against the European Borrower, the Guarantors or any other Person or any Collateral.  Each Foreign Guarantor agrees that, as between the Foreign Guarantors and the Lenders and any other Person to whom such Obligations are owed, such Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the European Borrower and that in the event of a declaration or attempted declaration, such Obligations shall immediately become due and payable by each Foreign Guarantor for the purposes of this Guaranty.

Section 9.02  Guaranty Unconditional

.  The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver or release in respect of any Obligations, by operation of law or otherwise other than the full payment thereof;

(b)any modification, amendment or waiver of or supplement to the Loan Documents or any Lender Swap Agreements;

(c)any release, impairment, non-perfection or invalidity of any direct or indirect security for any Obligations;

(d)any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor or any Restricted Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor, any Restricted Subsidiary or their respective assets or any resulting release or discharge of any Obligation;

(e)the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, any other Guarantor, any Restricted Subsidiary, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any Restricted Subsidiary for any reason of the Loan Documents, any Lender Swap Agreement or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor or any Restricted Subsidiary of the principal of or interest on any Loan or any other amount payable by the Borrower or any other Guarantor or any Restricted Subsidiary under the Loan Documents or any Lender Swap Agreement; or

(g)any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any Restricted Subsidiary, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

Furthermore, notwithstanding that the Borrower or the European Borrower may not be obligated to the Administrative Agent and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date (as hereinafter defined) as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which the Borrower or the European Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against the Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders from and after the Petition Date in connection with the Obligations.

Section 9.03  Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances

.  Each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.  The Domestic Guarantors jointly and severally agree to indemnify each Lender and the Foreign Guarantors jointly and severally agree to indemnify each European Lender, in each case, on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith, gross negligence or willful misconduct of such Lender.

Section 9.04  Waiver by Each Guarantor

.  Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest notice of acceleration or the intent to accelerate and any other notice not provided for in this Article other than to the extent expressly provided for in favor of the Guarantors in any of the Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Guarantor or any other Person.

Section 9.05  Subrogation

.  Each Guarantor shall be subrogated to all rights of the Lenders, the Administrative Agent and the holders of the Loans against the Borrower in respect of any amounts paid by such Guarantor pursuant to the provisions of this Article IX;  provided that such Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrower under the Loan Documents shall have been paid in full.  If any amount is paid to any Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been indefeasibly paid in full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.

Section 9.06  Stay of Acceleration

.

(a)If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower or the European Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Domestic Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

(b)If acceleration of the time for payment of any amount payable by any Foreign Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the European Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Foreign Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

Section 9.07  Limit of Liability

.  The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Section 9.08  Release upon Sale

.  Upon any sale of any Guarantor permitted by this Agreement, such Guarantor (a) be released from its obligations as a Guarantor hereunder, (b) all Liens securing such Guaranty shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the Borrower and receipt by the Administrative Agent of a certificate from the Borrower certifying no Default or Event of Default exists.

Section 9.09  Benefit to Guarantor

.  Each Guarantor acknowledges that the Loans made to the Borrower may be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.

Section 9.10  Keepwell

.  Each Qualified ECP Guarantor (as hereinafter defined) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under the Guarantees in respect of Swap Obligations (provided,  however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10, or otherwise under the Guarantees, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of the Guarantees as described in Section 9.03 hereof.  Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  Notwithstanding the foregoing, no Subsidiary that is not a Domestic Subsidiary shall be required to provide such funds or other support under this Section 9.10 with respect to obligations of the Borrower or any Domestic Subsidiary.

ARTICLE X
Miscellaneous

Section 10.01  Notices

.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to the Borrower, to:

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

Attention:  Todd Ruden

Telecopy No.: (832) 308-4750

Telephone No. (for confirmation): (832) 308-4150

with a copy to:

Vinson & Elkins LLP

First City Tower

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention:  Brian Moss

Telecopy No.:  (713) 615-5845

Telephone No. (for confirmation):  (713) 758-3370

and

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

Attention:  General Counsel

Telecopy No.: (832) 308-4001

Telephone No. (for confirmation): (832) 308-4484

(ii)if to the European Borrower, to:

Trident Place

First Floor, Building 4

Mosquito Way

Hatfield, Hertfordshire AL10 9UL.

Attention: Jana Hile

Telecopy No.:

Telephone No. (for confirmation): +441707248803

with a copy to the Borrower at the address provided above;

(iii)if to a Guarantor, to it in care of the Borrower;

(iv)if to the Administrative Agent, to

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

Yuvette Owens

10 South Dearborn, Floor 97

Chicago, IL  60603-2300

Telecopy No:  888-303-9732

Telephone No. (for confirmation):  312-385-7021

Email:  jpm.agency.servicing.1@jpmchase.com

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention:  Martha (“Marty”) Smith DeBusk

Telecopy No.:  (713) 238-7202

Telephone No. (for confirmation): (713) 220-4372

(v)if to the Alternative Currency Agent, to

J.P. Morgan Europe Limited

25 Bank Street

Canary Wharf

London E14 5JP

Attn: Loans Agency

Telecopy No. 44 207 777 2360

Email:  loan_and_agency_london@jpmorgan.com

(vi)if to the Issuing Lender, to

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

Sudeep Kalakkar

Sarjapur Outer Ring Road, Vathur Hobli, Floor 04

Bangalore, 560 087, India

Telephone No. (for confirmation):  91-80-66766154 ext 66154

Email: Chicago.lc.agency.closing.team@jpmchase.com

(vii)if to the Swingline Lender, to

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

Yuvette Owens

10 South Dearborn, Floor 97

Chicago, IL  60603-2300

Telecopy No:  888-303-9732

Telephone No. (for confirmation):  312-385-7021

Email:  jpm.agency.servicing.1@jpmchase.com

(viii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02  Waivers; Amendments

.

(a)No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any provisions of Section 2.20 or the definition of “Defaulting Lender”, without the written consent of each Lender, (vi) change any of the provisions of this Section 10.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release all or a material portion of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold, leased, transferred or otherwise disposed of to the extent such transaction is permitted hereunder, or (viii) release all or substantially all of the Guarantees (other than in connection with any transactions permitted by this Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Alternative Currency Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Alternative Currency Agent, the Issuing Lender or the Swingline Lender, as the case may be.

(c)Each waiver, amendment and modification pursuant to Section 10.02(b) shall require the consent of the European Borrower in addition to the parties required to enter into such waiver, amendment and modification pursuant to Section 10.02(b).

Section 10.03  Expenses; Indemnity; Damage Waiver

.

(a)The Borrower shall pay, or shall cause to be paid, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender for fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent, the Issuing Lender or any Lender and all other reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement during the existence of a Default or an Event of Default (whether or not any waiver or forbearance has been granted in respect thereof), including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO AND REGARDLESS OF WHETHER SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY THE BORROWER OR ANY GUARANTOR, THEIR RESPECTIVE EQUITY HOLDERS, THEIR RESPECTIVE AFFILIATES, THEIR RESPECTIVE CREDITORS OR ANY OTHER PERSON; AND WHETHER OR NOT CAUSED BY THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNITEE,  PROVIDED FURTHER THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.  THIS SECTION 10.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)To the extent that the Borrower fails to pay, or fails to cause to be paid, any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposure and unused Commitments at the time.

(d)To the extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)All amounts due under this Section shall be payable no later than ten (10) Business Days from written demand therefor.

Section 10.04  Successors and Assigns

.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) neither the Borrower nor the European Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the European Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of a Lender or if any Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and

(B)the Administrative Agent, the Issuing Lender and the Swingline Lender;

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and after giving effect to such assignment, the assigning Lender Commitment or Loans shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent or unless the assignment is of 100% of the assigning Lender’s Commitment and Loans, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may include material non-public information about the Borrower or Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such assignee’s compliance procedures and applicable law, including Federal and state securities laws;

(E)prior to any assignment to an assignee that is not a Lender, the Lender making such an assignment shall first offer the assignment to the other Lenders who shall have five (5) Business Days to purchase the assignment on the same terms as are proposed to such non-Lender assignee;

(F)no such assignment shall be made to (i) a natural Person, (ii) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (iii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iii); and

(G)notwithstanding the foregoing, any assignee must have the ability to fund Alternative Currencies with respect to which there are outstanding Loans and all Alternative Currencies described in (a) and (b) of the definition of Alternative Currency.

Section 10.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14,  2.15,  2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the European Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of, or notice to, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such participations must be approved by the Borrower so long as no Event of Default has occurred and is continuing, such approval not to be unreasonably withheld, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (D) such Lender shall notify the Administrative Agent in writing immediately upon any such participation, and (E) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14,  2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(g) and (h) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(g) as though it were a Lender.

(iii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05  Survival

.  All covenants, agreements, representations and warranties made by the Borrower and each Guarantor herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14,  2.15,  2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06  Counterparts; Integration; Effectiveness

.  This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07  Severability

.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08  Right of Setoff

.  Each Lender and each of its Affiliates is hereby authorized at any time that an Event of Default shall have occurred and is continuing, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against the obligations of the Borrower and each Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Notwithstanding the foregoing, no Lender or Affiliate thereof shall set off or apply any deposits of a Subsidiary that is not a Domestic Subsidiary or any other obligations at any time owing by such Lender or Affiliate to or for the credit of such Subsidiary on account of any or all of the obligations of the Borrower or any

Domestic Subsidiary.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09  Governing Law; Jurisdiction; Consent to Service of Process

.

(a)This Agreement and the Loan Documents shall be construed in accordance with and governed by the Law of the State of New York without regard to any choice-of-law provisions that would require the application of the Law of another jurisdiction provided, to the extent any of the Security Documents recite that they are governed by the Law of another jurisdiction, or any action or event taken thereunder (such as foreclosure of any Collateral) requires application of or compliance with the Law of another jurisdiction, such provisions and concepts shall be controlling.

(b)Each of the Borrower, the European Borrower and the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the District Courts of the State of New York sitting in New York City and of the United States District Court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or Guarantors or their properties in the courts of any jurisdiction.

(c)Each of the Borrower, the European Borrower and the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10  WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11  Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12  Confidentiality

.  Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and use such Information solely in connection with the consideration, administration, documentation, implementation, syndication or negotiation of the Transactions, except that Information may be disclosed (a) to its Related Parties who need to know the Information in order to consider, administer, document, implement, syndicate or negotiate the terms of the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by any party hereto or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower, any of its Subsidiaries, any of its Foreign Subsidiaries, or any of its Affiliates.  Notwithstanding the foregoing, none of the Lenders, the Administrative Agent or the Alternative Currency Agent shall (i) use the Information in connection with the performance by the Administrative Agent of services for other companies or (ii) furnish any Information to other companies.  For the purposes of this Section, “Information” means (a) all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower, any of its Subsidiaries, any of its Foreign Subsidiaries, any of its Affiliates or any Related Party of the foregoing and (b) the details of this Agreement, including the size of the facility or the pricing of this facility, to the extent that a third party could identify the Borrower as an Obligor hereunder.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  If the Administrative Agent, the Issuing Lender or any Lender is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any or all of the Information, the Administrative Agent, the Issuing Lender or such Lender will provide the Borrower with prompt notice of such event (to the extent that such notice does not contravene any applicable law or similar regulation) so that the Borrower may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Administrative Agent, the Issuing Lender or such Lender.  If the Borrower determines to seek such protective order or other remedy, the Administrative Agent, the Issuing Lender or such Lender will cooperate with the Borrower in seeking such protective order or other remedy.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN,  nothing in this Agreement shall (a) restrict the Administrative Agent, the Issuing Lender or any Lender from providing information to any bank regulatory authority or any other regulatory or governmental authority, including the Board and its supervisory staff; (b) require or permit the Administrative Agent, the Issuing Lender or any Lender to disclose to the Borrower that any information will be or was provided to the Board or any of its supervisory staff; or (c) require or permit the Administrative Agent, the Issuing Lender or any Lender to inform the Borrower of a current or upcoming Board examination or any nonpublic Board supervisory initiative or action.

Section 10.13  Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or reimbursement obligation, together with all fees, charges and other amounts that are treated as interest on such Loan or reimbursement obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or reimbursement obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or reimbursement obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or reimbursement obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, reimbursement obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14  USA Patriot Act

.  Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of the Obligor and other information that will allow such Lender to identify the Obligor in accordance with the Act.

Section 10.15  Amendment and Restatement

.  Upon the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement.  The parties hereto acknowledge and agree that (a) this Agreement, any notes and the other Loan Documents executed and delivered herewith do not constitute a novation or termination of the “Obligations” as defined in the Existing Credit Agreement as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing only with the terms thereof being modified as provided in this Agreement.

Section 10.16  Limitation of Liability of Foreign Subsidiaries

.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is the express intent of the parties under this Agreement that (a) no Subsidiary that is not a Domestic Subsidiary shall be treated as a pledgor or guarantor with respect to the U.S. Loans or any other Obligations of the

Borrower or any Domestic Subsidiary for any purpose (including for purposes of Code Section 956(d) and Treasury Regulation Section 1.956-2(c)) and (b) (i) no assets of the European Borrower or of any Subsidiaries that are not Domestic Subsidiaries and (ii) no amounts paid or payable by or on behalf of any Foreign Obligor (whether through payment, credit, setoff, or otherwise), in each case, shall be used (or deemed to be used) to satisfy any U.S. Loans or other Obligations of the Borrower or any Domestic Subsidiary, and the provisions of this Agreement shall be interpreted in a manner consistent with that intent.  Notwithstanding anything to the contrary herein or under any Loan Documents, no Subsidiary that is not a Domestic Subsidiary shall have any liability whatsoever in respect of any Obligations of the Borrower or any Domestic Subsidiary.

[END OF TEXT]